U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form SB-2
             REGISTRATION STATEMENT UNDER the Securities Act of 1933

                        TOUPS TECHNOLOGY LICENSING, INC.
                 (Name of small business issuer in its charter)

         Florida                     3990                        59-3462501
 (State or jurisdiction         (Primary Standard             (I.R.S. Employer
   of incorporation or             Industrial               Identification No.)
         organization)           Classification
                                  Code Number)

      7887 Bryan Dairy Road, Suite 105, Largo, Florida 33777 (813)-548-0918
          (Address and telephone number of principal executive offices)

                        Mark Clancy, Corporate Secretary
             7887 Bryan Dairy Road, Suite 105, Largo, Florida 33777
               (813)-548-0918 (Name, address and telephone number
                              of agent for service)

                Approximate date of proposed sale to the public:

     As soon as practicable after the registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

     If this Form is a post-effective amendment filed pursuant to Rule 462 under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. ( )

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box ( )

                         CALCULATION OF REGISTRATION FEE
Title of each       Dollar          Proposed       Proposed
   class of         Amount          maximum        maximum        Amount of
  securities        to be           offering       aggregate    registration
    to be         registered         price         offering         fee(2)
 registered(1)                     per share         price
-------------     ---------        ---------       ---------        ------
   Common         $6,830,600         $1.96         $6,830,600       $1,899
$.001 par value

 (1) A portion of the Shares registered pursuant to this Registration Statement were issued between October and December, 1998 pursuant to a Private Offering made in reliance on Section 4(2) or 3(b) of the Securities Act of 1933, as amended (the "Act") according to the Rules contained in Regulation D, Rule 506 of that Act.
(2) Calculated pursuant to Rule 457(c). The closing "bid" price of the shares of common stock being registered hereby as quoted on the over-the-counter Bulletin Board market was $1.96 on January 11, 1999

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                 CROSS-REFERENCE
REGISTRATION STATEMENT                                      LOCATION OR CAPTION
ITEM NUMBER AND HEADING                                       IN PROSPECTUS

1.   Front of Registration Statement and Outside Front Cover Page of Prospectus
2.   Inside Front and Outside Back Cover Pages of Prospectus
3.   Summary Information and Risk Factors
4.   Use of Proceeds
5.   Determination of Offering Price
6.   Selling Security Holders
7.   Plan of Distribution
8.   Legal Proceedings
9.   Directors, Executive Officers, Promoters and Control Persons
10.  Security Ownership of Certain Beneficial Owners and Management
11.  Description of Securities
12.  Interest of Named Experts and Counsel
13.  Description of Business
14.  Management's Discussion and Analysis or Plan of Operation
15.  Description of Property
16.  Certain Relationships and Related Transactions
17.  Market for Common Equity and Related Stockholder Matters
18.  Executive Compensation
19.  Financial Statements
20 Changes in and disagreements of Accountants on accounting or financial disclosure

Part II - Information not required in Prospectus
1  Indemnification  of  Directors  &  Officers
2 Other  Expenses  of  Issuance  and Distribution
3 Recent sales of unregistered securities
4 Exhibits
5 Undertakings
6 Signatures

PROSPECTUS

                        TOUPS TECHNOLOGY LICENSING, INC.

                        3,485,000 SHARES OF COMMON STOCK

                   OFFERED BY CERTAIN SELLING SECURITY HOLDERS
                       ----------------------------------

     This Prospectus relates to the sale of 3,485,000 shares of common stock, $.001 par value (the "Common Stock"), of Toups Technology Licensing, Inc., (the "Company"), all of which are offered by the holders thereof identified as "Selling Security Holders" in this Prospectus. See "SELLING SECURITY HOLDERS."

     The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Security Holders. Sales of shares of Common Stock may be made from time to time (in transactions which may include block transactions) by or for the account of the Selling Security Holders in the over-the-counter market or in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company has informed the Selling Security Holders that the anti-manipulative rules under the Securities Exchange Act of 1934, Regulation M, may apply to their sales and has furnished each of the Selling Stockholders with a copy of these Rules. The Company has also informed the Selling Security Holders of the need for delivery of copies of this Prospectus. See "SELLING SECURITY HOLDERS" and "PLAN OF DISTRIBUTION."
                            ------------------------
              THE SECURITIES OFFERED INVOLVE A HIGH DEGREE OF RISK.
                               SEE "RISK FACTORS"

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. ALL OF THE 3,144,822 COMMON SHARES REGISTERED HEREIN ARE BEING OFFERED BY SELLING SECURITY HOLDERS. THE COMPANY WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF SHARES BY THE SELLING SECURITY HOLDERS. SEE PAGE ___ RELATING TO THE RISKS INVOLVED IN THIS OFFERING.


                                                                  PROCEEDS TO
                      PROPOSED      UNDERWRITING  PROCEEDS TO     THE SELLING
CLASS OF SECURITY  OFFERING PRICE    DISCOUNTS    THE COMPANY   SECURITY HOLDERS
-------------------------------------------------------------  ----------------
$.001 par value     $6,830,600 (1)     $0(2)          $0           $6,830,600
Common Stock

(1) Represents the anticipated sale price by the Selling Security Holders at $1.96 per share which was the closing bid price on January 11, 1999. There can be no assurances, however, that the Selling Security Holders will be able to sell their shares of Common Stock at this price, or that a liquid market will exist for the Company's Common Stock.
(2) Does not give effect to ordinary brokerage commissions or to the costs of sale that will be borne solely by the Selling Security Holders.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State. The date of this proposed Prospectus is January, 1999.

                               INSIDE FRONT COVER

Available Information

     The Company is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, and provides quarterly and annual reports to the Securities and Exchange Commission. The Company's annual report on Form 10-KSB, when filed, shall contain audited financial statements. The reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Securities and Exchange Commission (SEC) in Washington, D. C., and at some of its Regional Offices, and copies of such material can be obtained from the Public Reference Section of the SEC, Washington, DC 20549 at prescribed rates. The Company is an electronic filer and the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically. The SEC Web site address is http://www.sec.gov. The Company will provide a report to stockholders, at least annually, which report will include audited financial statements of the Company.

Incorporation of Documents by Reference.

     All materials incorporated by reference throughout this Prospectus are available (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference) without charge from the Company to each person who receives a Prospectus, upon written or oral request of such person. Any request for such material should be directed to the Corporate Secretary, if in writing, to 7887 Bryan Dairy Road, Suite 105, Largo, Florida 33777, or, if by phone, (813) 548-0918.

     The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(C) and 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). The following documents, which are on file with the SEC are incorporated in this Registration Statement by reference:

(a) The Registrant's Securities and Exchange Commission Forms 8-K, 14A, 10-SB, 10-QSBs and SB-2 which contain, either directly or by incorporation by reference, audited financial statements of the Registrant's latest fiscal year for which such statements have been filed.

(b) The description of the Common Stock which are contained in registration statements filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Prospectus                           SUMMARY

     The following Summary is qualified in its entirety by other more detailed information throughout this Registration Statement. Statements in this document which are not purely historical facts, including statements regarding anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21.E of the Securities Exchange Act of 1934, as amended. All forward-looking statements within this document are based upon information available to the Company on the date of this Registration Statement. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including the timing and nature of independent test results; the nature of changes in laws and regulations that govern various aspects of the Company's business; the market acceptance of the Company's licensed technologies; retention and productivity of key employees; the availability of acquisition candidates and proprietary technologies at prices the Company believes to be fair market; the direction and success of competitors; management retention; and unanticipated market changes. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

The Company

     Toups Technology Licensing, Inc., was incorporated in the State of Florida on July 28, 1997 ("Toups Technology" "TTL" the "Issuer" or the "Company"). The Company was formed to commercialize late-stage technologies primarily in the energy, environmental and natural resource market segments. TTL enters world-wide exclusive license agreements for developed technologies which are at the market-entry stage. The Company also makes acquisitions of existing companies which add to or compliment TTL's technology mix. The Company intends to pursue its business purpose through acquisition of existing companies; joint-ventures; strategic alliances; sub-licenses; through the manufacture and sale of products and provision of services.

     At the end of 1998, the Company was comprised of nine divisions resulting from the internal growth of licensed technologies and the acquisition of operating entities. At present, the Company's divisions consist of (1) AquaFuel(a); (2) Balanced Oil Recovery System ("BORS") Lift; (3) Brounley Engineering and Associates; (4) Precision Micro-Welding; (5) Southwest Generators; (6) Electromagnetic Tire Recycling; (7) Tunnel Bat(a); (8) InterSource Health Care, and; (9) AMW Manufacturing/Metal Fabrication.

     Given the impact of the InterSource acquisition for the eleven month period ended November 30, 1998, the Company's unaudited Pro Forma Statement of Operations for the nine-month period ended September 30, 1998 reflect sales of $4,139,142 and net income of $451,611 or $0.0244 per share. Not accounting for the acquisition of InterSource, for the nine-month period ended September 30, 1998 the Company's unaudited Statements of Operations reflect sales of $1,700,984 and a net loss of ($762,450) or a loss per share of ($0.056). For the three month period ended September 30, 1998, the Company's unaudited Statements of Operations reflect sales of ($811,822) and a net loss of ($206,757) or a loss per share of ($0.015). See "Financial Statements."

     The Company's voice telephone number is (727)-548-0918 and facsimile number is (727)-549-8138. The Company maintains a Web site at http//:toupstech.com which site provides links to each of the Company's technologies and SEC filings.

                                  THE OFFERING

Securities Being Offered:                   This  Prospectus  relates  to the
                                            sale of  3,485,000  shares  of
                                            Common  Stock by the holders hereof,
                                            identified as "Selling  Security
                                            Holders" in this Prospectus. See
                                            "Selling Security Holders."

                                                 The  shares  of  Common   Stock
                                            offered  by  the  Selling   Security
                                            Holders may be offered for sale from
                                            time  to  time  by  the  holders  in
                                            regular   brokerage    transactions,
                                            either  directly or through  brokers
                                            or to dealers,  in private  sales or
                                            negotiated     transactions,      or
                                            otherwise, at prices related to then
                                            prevailing   market   prices.    The
                                            Company   will   not   receive   any
                                            proceeds  from the sale of shares of
                                            Common Stock by the Selling Security
                                            Holders.   All   expenses   of   the
                                            registration of such securities are,
                                            however, being borne by the Company.
                                            The Selling  Security  Holders,  and
                                            not the Company,  will pay or assume
                                            such brokerage commissions as may be
                                            incurred   in  the   sale  of  their
                                            securities.   The  Common  Stock  is
                                            traded   on   the   over-the-counter
                                            market through the NASD OTC Bulletin
                                            Board  under the symbol  "TOUP".  On
                                            January  11,  1999,  the closing bid
                                            price was $1.96

Total number of shares of
Common Stock
outstanding                                 22,263,299

Total number of shares of
Common Stock being
Offered by Selling
Security Holders                            3,485,000

Risk Factors                                     The Common  Stock  offered
                                                 hereby involves a high degree
                                                 of risk and prospective
                                                 investors should consider
                                                 carefully the factors
                                                 specified under "RISK FACTORS"
                                                 before electing to invest.
                                                 See "RISK FACTORS".

Trading Symbol                                   Common Stock "TOUP"

                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk and each prospective investor should consider certain risks and speculative features inherent in and affecting the business of the Company before purchasing any of the securities offered hereby. In considering the following risk and speculative factors, a prospective purchaser should realize that there is a substantial risk of losing his entire investment. Among these speculative factors which management considers pose the greatest risk to prospective investors include the following.

Risks relating to the Offering

Limited, early-stage public trading market for the Company's Common Shares. The Company's Shares began trading through the NASD OTC Electronic Bulletin Board under the symbol TOUP during June, 1998. Accordingly, there can be no assurance that a trading market will continue. Each purchaser should view their investment in these securities for long-range investment purposes only and not with a view to resell or otherwise dispose of their shares in the near future. If and when a registration statement becomes effective relating to the Shares sold herein, purchasers who desire to liquidate their shares may have difficulty selling them considering the early stage nature of the Company's public market, should any such market develop. Accordingly, shares should only be purchased as a long-term investment.

Shares Eligible for Future Sale May Adversely Affect the Market. Should the Company be successful in the registration of the Shares described herein, such an event may have a depressive effect on the then trading price of the Company's common shares. Further, the Company's business purpose is the licensing of rights relating to patents or otherwise protected devices and processes in part with the Company's Common Shares that, upon issuance, would be unregistered securities and, in the future, may be sold upon compliance with Rule 144, adopted under the Act of 1933. Further, in SEC Release No. 33-7390 Revision of Holding Period Requirements in Rules 144 and 145 the SEC amended the holding period contained in Rule 144 to permit the resale of limited amounts of restricted securities by qualified persons after a one-year, rather than a two-year, holding period. Also, the amendments permit unlimited resales of restricted securities held by non-affiliates of the Company after a holding period of two years, rather than three years. In the future, the Company intends to enter into licensing and other agreement(s) which may provide for an exchange of the Company's Common Shares. Accordingly, there is the possibility that sales of Common Shares issued in such a manner may, in the future, have a depressive effect on the price of the Company's Common Stock in any market which may develop.

Risks relating to Toups Technology

Recent Organization. The Company was organized during July 1997 and should be considered as still in the development and promotional stage. The Company's initial success is predicated on the success of AquaFuel, BORS Lift, AMW Metal Fabricators, Tunnel Bat, Electromagnetic Tire Recycling, Brounley & Associates and InterSource. The Company has not relied upon anything other than the opinion of management in developing the business plan for of AquaFuel, BORS Lift, AMW Metal Fabricators, Tunnel Bat, Electromagnetic Tire Recycling, Brounley & Associates and InterSource. The Company is, therefore, subject to all the risks inherent in any start-up venture, many of which are beyond the control of management.

Concentration of Stock Ownership. Upon completion of this Offering, the present directors and officers will beneficially own approximately 39.3% of the outstanding Common Stock. As a result, current management will be substantially able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

Reliance on Forward Looking Statements. Statements in this document which are not purely historical facts, including statements regarding anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward looking statements within the meaning of section 27A of the Securities Act of 1933, as amended and Section 21.E of the Securities Exchange Act of 1934, as amended. All forward looking statements within this document are based upon information available to the Company on the date of this release. Any forward looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward looking statements, including the timing and nature of independent test results; the nature of changes in laws and regulations that govern various aspects of the Company's business; the market acceptance of the Company's licensed technologies; retention and productivity of key employees; the availability of acquisition candidates and proprietary technologies at prices the Company believes to be fair market; the direction and success of competitors; management retention; and unanticipated market changes. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward looking statements.

Risks relating to the Company's proposed operations

Reliance on Future Licensing Agreements and Acquisitions. The Company's long-term growth strategy envisions licensing or acquiring through acquisition, a continual flow of products, processes or devices which are derived from patents or other similarly protected intellectual properties. Accordingly, once a particular aquisition is identified or patent-use is determined, the Company must negotiate an acquisition or License Agreement on terms and under conditions which are favorable to profitable operations. In the course of such activities, a number of factors can contribute to a lack of success, including a lack of availability of patents, inability of management to successfully negotiate a favorable license or, if negotiated, an inability to profitably deliver the intended device or process to the market. Further, until such time as the Company obtains sufficient assets to offset any potential loss, the failure of any one of the Company's technologies could result in an inability to continue as a going concern. Except in the case of the acquisition of an operating entity, Toups Technology business strategy is equivalent to a continual cycle of operating start-up or development stage entities with all the risks inherent to any start-up or development stage entity. Accordingly, there can be no assurance that the Company can initially accomplish its business objectives or, if accomplished, that the Company can continue profitable operations.

Competition and No formal feasibility or marketing studies. Numerous firms, also located in South Florida as well as throughout the United States, compete or may compete vigorously with the Company for the licensing of patented or other intellectually protected processes and devices and for acquisitions. The Company will be at a competitive disadvantage in the pursuit of possible target acquisitions or licensing agreements because of the inexperience of the Company. No independent feasibility or marketing studies have been performed to determine the demand for the Company's services. Accordingly, there can be no assurance that any market exists or will develop for the Company's services or, if any market does develop, there can be no assurance that the Company can successfully complete its business purpose.

Vulnerability  to  fluctuation  in  economy.   Demand  for  technologies  to  be
commercialized by the Company is dependent upon, among other things, general economic conditions which are historically cyclical in nature.
Prolonged recessionary periods may be damaging to the Company.

No assurance of commercial success. Even if the Company is successful in conducting its affairs in the manner described herein as it relates to AquaFuel, BORS Lift, AMW Metal Fabricators, Tunnel Bat, Electromagnetic Tire Recycling, Brounley & Associates and InterSource, market acceptance and the ability to expand market penetration of these products and related services is driven by the demand for such products or services. As such, there can be no assurance that the AquaFuel, BORS Lift, AMW Metal Fabricators, Tunnel Bat, Electromagnetic Tire Recycling, Brounley & Associates and InterSource product/service line will either achieve initial market acceptance or, if achieved, will maintain sufficient market share to conduct profitable operations.

Dependence upon key personnel. The Company's continued success will be heavily dependent upon the services of key personnel and the Corporate Board of Directors who founded the Company. These key personnel are expected to remain with the Company, however the loss of one or more of these individuals could have an adverse effect on the operations of the Company until a suitable replacement can be found. As the Company expands, the continued success of the business will increasingly depend on the Company's ability to retain and add to the existing management team. At present, the Company does not provide employment agreements for its Officers. Accordingly, there can be no assurance given that the Company's current Officers will continue to serve in their respective roles.

Limited liability of Officers and Directors. The Company's Certificate of Incorporation and by-laws provide that a Director's liability to the Company for monetary damages will be limited. In addition, the Company is obligated under the Certificate of Incorporation and by-laws to indemnify its Directors and Officers against certain liabilities incurred with their service in such capacities. The Company will in the future execute indemnification agreements which will indemnify each Director and Officer against certain liabilities which they may incur. Each of these measures could reduce the legal remedies available to the Company and the shareholders against such individuals.

                                 USE OF PROCEEDS

     The Company will not realize any proceeds from the sale of shares of Common Stock by the Selling Security Holders. See "SELLING SECURITY HOLDERS."

                         DETERMINATION OF OFFERING PRICE

     The offering price of the securities described herein was calculated pursuant to Rule 457(c) of the Act and was not computed based on the assets, historical operating performance or other conventional means and should not be construed to indicate any relationship thereto. In establishing the offering price, the Company relied on the closing "bid" price as reflected in the over-the-counter (OTC) marketplace. On June 16, 1998, the Company's Common Shares were cleared for trading through the OTC under the symbol TOUP. Since that date, the Company's Common Shares have traded at prices ranging from $1.37-$3. On January 11, 1999, the closing "bid" price of the Company's securities was $1.96

                            SELLING SECURITY HOLDERS

     The shares of Common Stock of the Company offered by this Prospectus are being sold for the account of the Selling Security Holders identified in the table indicated below (the "Selling Security Holders"). The Selling Security Holders are offering for sale an aggregate of 3,485,000 shares of the Company's Common Stock.

     The following table sets forth the number of Shares being held of record or beneficially (to the extent known by the Company) by such Selling Security Holders and provides (by footnote reference) any material relationship between the Company and such Selling Security Holders, all of which is based upon information currently available to the Company.


                    Number of                Number of
                    Shares of                 Shares of  Number of
                 Common Stock  Percentage  Common Stock Common Stock Percentage
Name                Before       Before    to be sold in   After      After
                   Offering     Offering    Offering     Offering    Offering

Doron Hill(1)        50,000     .0022%       50,000           0          0%
Ryler DeHeart(1)      2,500     .0001%        2,500           0          0%
Widelitz Family
Trust w/t/d/
  4/15/94(1)        100,000     .0045%      100,000           0           0%
David E. Green(1)    10,000     .0004%       10,000           0           0%
James O'Malley(1)     5,000     .0002%        5,000           0           0%
Peter B. Dixon(1)    25,000     .0011%       25,000           0           0%
Peter B. Dixon(1)    10,000     .0004%       10,000           0           0%
Peter Soudan(1)      25,000     .0011%       25,000           0           0%
Monroe Rosenthal
   and Andrea Rosenthal
   Family Trust(1)   50,000     .0022%       50,000           0            0%
Robert E. O'Malley(1) 4,000     .0002%        4,000           0            0%
Gerri Farina(1)       4,000     .0002%        4,000           0            0%
Susan L. Feeney(1)   10,000     .0004%       10,000           0            0%
Joseph Hornstrom(1)   4,000     .0002%        4,000           0            0%
James Joseph
  O'Malley(1)        20,000     .0009%       20,000            0           0%
Matthew Joseph
   O'Malley(1)       20,000     .0009%       20,000            0           0%
Thomas Robert &
   Lisa Marie
  O'Malley(1)         5,000     .0002%         5,000           0           0%
Nicole Hornstrom(1)   2,000     .0001%         2,000           0           0%
Carole Hornstrom(1)  10,000     .0004%        10,000           0           0%
Susan P. Dowdy(1)    10,000     .0004%        10,000           0           0%
Daniel Kempka(1)     50,000     .0022%        50,000           0           0%
Jody Wong(1)         10,000     .0004%        10,000           0           0%
Paul Calyanis(1)     10,000     .0004%        10,000           0           0%
Meghan Hornstrom(1)  20,000     .0009%        20,000           0           0%
Craig Bramscher(1)   50,000     .0022%        50,000           0           0%
Mehdi Belhassan(1)   10,000     .0004%        10,000           0           0%
Rhonda Bartolacci(1) 50,000     .0022%        50,000           0           0%
Tiffany Bartolacci(1)50,000     .0022%        50,000           0           0%
Beth Calyanis(1)      5,000     .0002%         5,000           0           0%
Merrick Ungar(1)     20,000     .0009%        20,000           0           0%
Scott Ungar(1)       20,000     .0009%        20,000           0           0%
D. Scott Luttrell(1)100,000     .0045%       100,000           0           0%
Jason E. Wolfe(1)     2,500     .0001%         2,500           0           0%
Keith J. Nelsen(1)   26,500     .0012%        26,500           0           0%
Rafael Sabag(1)      25,000     .0011%        25,000           0           0%
Maryann Klimek(1)    10,000     .0004%        10,000           0           0%
Brian St. Aubin(1)   10,000     .0004%        10,000           0           0%
Michael R. Novak(1)  10,000     .0004%        10,000           0           0%
John Rigis(1)       100,000     .0045%       100,000           0           0%
Mary Soudan(1)       40,000     .0018%        40,000           0           0%
Bill Calyanis(1)      5,000     .0002%         5,000           0           0%
Jon Calyanis(1)       2,500     .0001%         2,500           0           0%
Bruce A. Witkov(1)    2,000     .0001%         2,000           0           0%
Greg & Carol Dowdy(1) 2,500     .0001%         2,500           0           0%
CG Capital(1)       250,000     .0113%       250,000           0           0%
Stephen R. Wood and
   Diane M. Wood(2)  30,000     .0013%        30,000           0           0%
Michael W. Cianciolo(2)30,000   .0013%        30,000           0           0%
Virgil Todd & Theresa
   Todd, Joint Tenant with
   Right of
   Survivorship(2)   30,000     .0013%         30,000          0          0%
Mark S. & Ellen Stern as
   Tenants by the
   Entirety(2)       30,000     .0013%         30,000          0          0%
Mark S. and Ellen Stern
   Irrevocable Children's Trust
   for (1/3 Elliot Benjamin Stern,
   (1/3) Lennie Beth Stern, (1/3)
   Zachary Adam
   Stern(2)          15,000     .0007%         15,000           0          0%
Robert Kudelko(2)    15,000     .0007%         15,000           0          0%
Worldbridge
   Financial Ltd(1) 500,000     .0224%        500,000           0          0%
Revocable Living Trust of
   Todd and Katherine
   Sider(2)          15,000     .0007%         15,000           0          0%
Gregory S. Ayers(2)  15,000     .0007%         15,000           0          0%
Carla J. Patteri, Trustee,
   U. T. A., DTD
   3-3-98(2)         15,000     .0007%         15,000           0          0%
George T. Fritze &
   Carole J.
   Fritze(2)         15,000     .0007%         15,000           0          0%
Kevin S. Rowe(2)     15,000     .0007%         15,000           0          0%
Spencer Saffron      40,000     .0018%         40,000           0          0%
Ungar Family Inter
   Vivos Recovable
   Trust(3)         250,834     .0113%        250,834           0          0%
Mike J. O'Malley
   Trust(3)         248,333     .0112%        248,333           0          0%
Richh Limited
   Partnership(3)   263,333     .0120%        263,333           0          0%
John Rivera(3)      100,000     .0045%        100,000           0          0%
Michael McBee(3)      5,000     .0002%          5,000           0          0%
Mark Trinske(3)      10,000     .0004%         10,000           0          0%
Tim & Kim Rice(4)   500,000     .0224%        100,000     400,000      .0181%
GFC Communications(5)175,000    .0079%        175,000           0          0%
CG  Capital Corp(6) 250,000     .0113%        250,000           0          0%
Thomas Dudley(7)     20,000     .0009%         20,000           0          0%
Dave DeCara(7)      200,000     .0089%         50,000     150,000      .0067%

Total             4,035,000    1.812%       3,485,000     550,000      .0181%

(1) Share issued pursuant to an Accredited Investor Offering made in reliance on Section 4(2) or 3(b) of the Act according to Regulation D, Rule 506.
(2)  Shares issued as a part of the acquisition of InterSource Health Care, Inc.
(3) Shares issued as compensation for various marketing and sales consulting services, contract coordination and technical internet support.
(4) Tim and Kim Rice were the previous owners of Advanced Micro Welding and received their shares in the course of the Company's acquisition of same.
(5)  Shares issued as compensation for marketing services.
(6)  Shares previously earned between November 1997 - November 1998
(7) Mr. Dudley is engaged by the Company as technical assistant for the Electromagnetic Tire Recycling Process and Mr. DeCara is engaged by the Company as corporate Sales Manager.

PLAN OF DISTRIBUTION

Selling Security Holders

     The Selling Security Holders are offering shares of Common Stock for their own account and not for the account of the Company. The Company will not receive any proceeds from the sale of the shares of Common Stock by the Selling Security Holders.

     Each Selling Security Holder will, prior to any sales, agree (a) not to effect any offers or sales of the Common Stock in any manner other than as specified in this Prospectus, (b) to inform the Company of any sale of Common Stock at least one business day prior to such sale and (c) not to purchase or induce others to purchase Common Stock in violation of Regulation M under the Exchange Act.

     The shares of Common Stock may be sold from time to time to purchasers directly by any of the Selling Security Holders acting as principals for their own accounts in one or more transactions in the over-the-counter market or in negotiated transactions at market prices prevailing at the time of sale or at prices otherwise negotiated. Alternatively, the shares of Common Stock may be offered from time to time through agents, brokers, dealers or underwriters designated from time to time, and such agents, brokers, dealers or underwriters may receive compensation in the form of commissions or concessions from the Selling Security Holders or the purchasers of the Common Stock.

     Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Security Holder. There are possible limitations upon trading activities and restrictions upon broker-dealers effecting transactions in certain securities which may also materially affect the value of, and an investor's ability to dispose of, the Company's securities.

     The Company will use its best efforts to file, during any period in which offers or sales are being made, one or more post-effective amendments to the Registration Statement, of which this Prospectus is a part, to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material change to such information in this Prospectus.

LEGAL PROCEEDINGS

     The Company is not subject to any legal proceedings. The Company is unaware of any governmental authority that is contemplating any procedure to which the Company is a participant.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

     The following Directors and Executive Officers have served in their respective capacities since July 28, 1997 (date of inception). The Directors were re-elected for the current term at a Meeting of Shareholders conducted
January 5, 1998. None of the Directors hold similar positions in any other reporting company. The Company intends to conduct its next election of Directors at its February 19, 1999 Annual Meeting of Shareholders.

     Chairman of the Board of Directors,  President and Chief Executive Officer:
Leon H. Toups (60). Mr. Toups' past professional experiences include, from 1980 to present, that of President and Chairman of the Board of Directors of DMV, Inc., Clearwater, Florida. Prior thereto, from 1973 to 1980, Mr. Toups served as President and Chief Operating Officer, as a Member, of the Board of Directors and as a Member of the Executive Committee of Chromalloy American Corporation, St. Louis, Missouri, and as President of Chromalloy Natural Resources Company, Houma, Louisiana. Chromalloy American was an international conglomerate with sales of approximately $2.0 billion which employed 45,000 people world-wide and traded its capital stock on the New York Stock Exchange. Mr. Toups holds the following degrees: M.S. Aerospace Engineering, University of Florida; M.S. Mechanical Engineering, Georgia Tech; B.S. Mechanical Engineering, Georgia Tech. From 1968 to 1969, Mr. Toups attended M.I.T. on a NASA Hugh Dryden Fellowship.

     Director,  Corporate  Secretary and Executive Vice  President:  Mark Clancy
(43).  Mr.  Clancy's past business  experiences  include:  from 1993 to present:
Compliance Officer, DMV, Inc., Largo, Florida; 1996 to present: President, Total Kids, Incorporated, Tampa, Florida. Prior thereto, Mr. Clancy served as General Sales Manager of WRCC FM Radio, Cape Coral, Florida, and as Sales Consultant to WIZD FM Radio, West Palm Beach, Florida. Mr. Clancy holds an AA from Hillsborough Community College, Tampa, Florida and currently attends the University of South Florida.

     Director, Vice-President, Finance, Chief Financial Officer: Michael P. Toups (33). Mr. Toups' past professional experiences include, from 1996 to present: a Director and Vice-President, Finance for InterSource Health Care, Inc., Clearwater, Florida; 1992 through the present: Vice-President, Finance and Operations, DMV, Inc., Clearwater, Florida. Mr. Toups holds an MBA, University of Notre Dame with concentrations in finance and marketing and a BA degree in Business Administration from Texas Christian University.

     The  Company's  Chief  Financial  Officer,  Vice  President,   Finance  and
Director, Michael Toups, is the son of the Company's President, Chief Executive Officer and Chairman of the Board of Directors, Leon H. Toups.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The  Company  has  22,263,299   shares  of  its  Common  Stock  issued  and
outstanding. The following table sets forth, as of January 1, 1999, the beneficial ownership of the Company's Common Stock (i) by the only persons who are known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) by each director of the Company; and (iii) by all directors and officers as a group.

Beneficial ownership of the Company's Common Stock:

                           (1)                   (2)
                        Name and              Amount and
                        Address of             Nature of
                       Beneficial              Beneficial            (3)
Title of Class           Owner                    Owner        Percent of Class

Common              Leon H. Toups                 4,006,680            17.9%
                    418 Harbor View Lane
                    Largo, Florida 33770

Common              Mark Clancy                    2,383,340           10.7%
                    417 Barrett Court
                    Tampa, Florida 33617

Common              Michael Toups                  2,383,340           10.7%
                    400 Palm Drive
                    Largo, Florida 33770

Common              Officers and Directors         8,773,360           39.3%
                    (three persons)

Common               Jerry Kammerer              1,660,000(4)           7.4%
                     1421 Water View Drive
                     Largo, Florida 33771

(1) Mr. L. Toups serves as the Company's President, Chief Executive Officer and Chairman of the Board of Directors. Mr. Clancy serves as a Director and as the Corporate Secretary and Executive Vice President. Mr. M. Toups serves as a Director and as the Company's Chief Financial Officer and Vice President, Finance.
(2) None of the named persons or Officer and Directors are holders of any options, warrants, right conversion privileges or similar items.
(3) There are no provisions which allow for a change in control of the issuer beyond the annual election of Directors. The Company is unaware of any voting trusts or similar agreements among its Shareholders.
(4) Mr. Jerry Kammerer is a former Director of the Company. Mr. Kammerer was terminated as an Officer and Director of the Company on August 20, 1998. As of January 19, 1999, of the 1,750,000 shares originally owned by Mr. Kammerer, 180,000 were eligible for resale pursuant Rule 144.

DESCRIPTION OF SECURITIES

     The Company is authorized to issue up to 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share. As of the date hereof, none of the Preferred Shares were outstanding and there were 22,263,299 Common Shares outstanding.

     At the conclusion of this Offering of the 22,263,299 Common Shares issued and outstanding, 12,744,247 Common Shares are unregistered securities, and, in the future, said unregistered shares may only be sold upon compliance with Rule 144, adopted under the Securities Act of 1933. In Securities and Exchange Commission (SEC) Release No. 33-7390, Revision of Holding Period Requirements in Rules 144 and 145, the SEC amended the holding period contained in Rule 144 to permit the resale of limited amounts of restricted securities by qualified persons after a one-year, rather than a two-year, holding period. Also, the amendments permit unlimited resales of restricted securities held by non-affiliates of the Company after a holding period of two years, rather than three years. There are no promoters, underwriters or persons or firms acting in any similar capacity associated with the Company.

     Holders of Common Shares are entitled to one vote per Common Share on all matters to be voted on by Shareholders. The Common Shares do not have cumulative voting rights. Holders of a majority of the Common Shares are also members of the Board of Directors. A majority vote is sufficient for most other actions requiring the vote or concurrence of Shareholders. The Company's Officers and Directors as a group (three persons) own directly approximately 39.3% of the Issuer's capital stock.

     All Shares are entitled to share equally in dividends when and if declared by the Board of Directors out of funds legally available therefor. It is anticipated that the Company will not pay cash dividends on its Shares in the foreseeable future. In the event of liquidation or dissolution of the Company, whether voluntary or involuntary, holders of the Shares are entitled to share equally in all assets of the Company legally available for distribution to Shareholders. The holders of Shares have no preemptive or other subscription rights to acquire authorized but unissued capital stock of the Company, and there are no conversion rights or redemption or sinking fund provisions with respect to such Shares. All of the outstanding Shares and those Shares issued in accordance with this offering will be fully paid and non- assessable.

INTEREST OF NAMED EXPERTS AND COUNSEL

     No such interest.

DESCRIPTION OF BUSINESS.

Background

     Toups Technology Licensing, Inc., was incorporated in the state of Florida on July 28, 1997 ("Toups Technology", "TTL" or the "Company"). The Company's business plan is to pursue the commercialization of late-stage technologies through obtaining license agreements and acquisitions. The Company operates in the energy, environmental and natural resource market segments.

     TTL enters world-wide exclusive license agreements for developed technologies which are near or at the market-entry stage. The Company also makes acquisitions of existing companies which add to or compliment TTL's technology mix. TTL commercializes the developed technologies by combining a seasoned, entrepreneurial-minded infrastructure and state-of-the-art manufacturing facility with an inventor's unique on-the-job insight. The combination results in a turn-key process wherein emerging technologies can mature into marketable products or services and the Company's shareholders can participate in a multi-technology approach at the development/market introduction stage.

     The Company's management team is led by President, Chief Executive Officer and Chairman of the Board, Leon H. Toups. Mr. Toups' past associations include ten years serving as President and Chief Executive Officer of Chromalloy American. Prior to its sale and during the period of Mr. Toups' association, Chromalloy American was a 600 company international conglomerate serving six major market segments and employing approximately 45,000 persons world-wide, with revenues of approximately $2 billion. Together with Executive Vice President and Director Mr. Mark Clancy and Chief Financial Officer and Director Mr. Michael Toups, Leon Toups co-founded Toups Technology and currently serves as the President, Chief Executive Officer and Chairman of the Board of Directors.

     In addition to the above named Officers, at the staff level to support all technologies, the Company has a Safety Officer, Engineering Coordinator, Sales Manager, Compliance/Quality Control Director and Purchasing Coordinator. At the line level, the Company typically engages the technology inventor as Project Manager. This structure preserves the single-minded, entrepreneurial spirit of each inventor while providing managerial support in matters relating to operations, sales and marketing, finance and business development.

Results of 1998 Operations

     At the end of 1998, the Company was comprised of nine divisions resulting from the internal growth of licensed technologies and the acquisition of operating entities. At present, the Company's divisions consist of (1) AquaFuel(a); (2) Balanced Oil Recovery System ("BORS") Lift; (3) Brounley Engineering and Associates; (4) Precision Micro-Welding; (5) Southwest Generators; (6) Electromagnetic Tire Recycling ("ETR"); (7) Tunnel Bat(a); (8) InterSource Health Care, and; (9) AMW Manufacturing/Metal Fabrication ("AMW").

     During 1998, the Company derived revenues from four divisions including (1) BORS Lift; (2) Brounley Engineering & Associates; (3) InterSource Health Care, and; (4) AMW. During 1998, the Company did not derive revenues from five divisions including (5) AquaFuel(a); (6) ETR; (7) Precision Micro Welding; (8) Tunnel Bats, and; (9) Southwest Generators. The Company anticipates that all nine divisions will generate revenues during 1999. Each division is summarized below and each description should be read in conjunction with other material presented throughout this Prospectus.

     The Company's headquarters and manufacturing facility occupies approximately 50,000 (fifty-thousand) square-feet within the 96-acre Pinellas Science Technology and Research Center ("STAR Center") located at 7887 Bryan Dairy Road, Largo, Florida. The Company also has leased a 10,000 (ten thousand) square foot stand-alone building within which to house TTL's AquaFuel(a) Division. The Company's November, 1998 acquisition Brounley Engineering & Associates occupies 5,000 square feet through a lease. The Company intends to relocate Brounley Engineering to TTL's headquarters facility. The Company also maintains an engineering/sales office in Claremore, Oklahoma to provide field support and selling activities relating to the BORS Lift.

     The Company currently has approximately 83 full-time employees dedicated to a particular division as follows: Executive staff - 9; AquaFuel - 8; ETR - 2; BORS - Oklahoma - 4; BORS - Largo, Fl - 4; Manufacturing/Metal Fabrication/Precision Welding - 36; InterSource - 6; Brounley - 14. The Company provides medical insurance, vacations, stock incentives and other, similar employee benefit programs.

     The Company estimates it will derive revenues during 1999 from all nine current divisions. The Company intends to continue pursuing its business purpose through acquisition of existing companies; joint-ventures; strategic alliances; sub-licenses; providing services; and through the manufacture and sale of products.

Divisional Summary

     During 1998, the Company derived revenues from four divisions including (1) BORS Lift; (2) Brounley Engineering & Associates; (3) InterSource Health Care, and; (4) AMW. Each division is summarized below. During 1998, the Company did not derive revenues from five divisions including (5) AquaFuel(a); (6) ETR; (7) Precision Micro Welding; (8) Tunnel Bats, and; (9) Southwest Generators. The Company anticipates that these five divisions will generate revenues during 1999. Each division is summarized below and each description should be read in conjunction with other material presented throughout this Prospectus.

(1) The Balanced Oil Recovery System Lift. On January 15, 1998 as amended in June, 1998 the Company executed an exclusive worldwide License Agreement with inventor Gerold Allen for the rights to commercialize the BORS Lift technology. The BORS Lift is not covered under any patent or similar device. Mr. Allen now serves as the Company's Claremore, Oklahoma-based BORS Chief Engineer.

              The BORS Lift is equipment designed to replace traditional oil patch pump jacks. The BORS(a) Lift is a device developed in response to the current high cost/low production of stripper wells (oil wells that produce 10 barrels or less per day). The unit is comprised of hardware that is both positioned above ground and downhole, as well as a programmable logic controller.

              Throughout 1998, the Company conducted field trials of the BORS Lift in Texas and Oklahoma. Collectively, the Company-sponsored field tests demonstrated that the BORS(a) Lift device was able to increase production by approximately 200% - 400%, decrease electric costs from $3.50 per barrel to $0.035 per barrel, and was able to extract oil with an insignificant quantity of water, thereby eliminating a need for the process of separation.

              To aid in the market introduction of the BORS Lift, during October the Company formed an in-house BORS leasing program which was funded with $750,000. During December 1998, the Company began to make use of out-side lease funding sources.

              From January through September, 1998, the Company engaged in BORS Lift field trials and completed a base-unit design. The first market-ready BORS Lift device is designed to extract oil from primarily gas-driven wells at a depth of up to 2,500 feet. During the fourth quarter 1998, the Company manufactured, shipped and sold BORS Lift units at a retail price of $15,000 each to parties in Texas and Oklahoma. While the Company continues sales of the initial BORS Lift device, it is developing two additional models (i) one of which is a deep-well design configured to extract oil at a depth of up to 7,500 feet, and; (ii) the second is known as a "bailer" which is a pump designed to extract the highest volume of liquid possible without regard to water separation.

              In addition to the Largo, Florida-based BORS program, The Company currently conducts engineering and sales support through an office in Claremore, Oklahoma staffed by Inventor Gerold Allen and attorney Mack Greever. The Company intends to continue its direct selling efforts relating to the BORS Lift device throughout 1999.

(2) Brounley Engineering & Associates On September 30, 1998, the Company acquired Brounley Associates, Inc. in an exchange of common shares in which TTL issued 900,000 unregistered common shares in exchange for 100% of the issued and outstanding common shares of Brounley. The Company agreed to register 125,000 of the 900,000 common shares issued in the acquisition of Brounley. Brounley is a wholly owned subsidiary of Toups Technology.

              Brounley is engaged in the design and manufacture of RF (radio frequency) and related circuits, particularly in the field of solid state power generation. Brounley's integrated and modular design concepts competitively differentiate their product line of high-powered RF generators in small packages. In 1993, Brounley added production facilities to build a new line of generators for Lasers and for the Plasma Etching & Sputtering industry. In addition to Integrated RF Generators, Brounley offers clients a full range of services from an original design to a final product, including: Transmitters: AM, FM, SSB, Switching, Pulsed; Filters; Switching Regulators, Modulators, Power Factor Correction; VSWR Characterization of Power Amplifiers and Protection; TTL Logic Control Circuits; Crystal, LC Oscillators and VCO's; Frequency Multipliers; Receiver Designs: HF, VHF, UHF, AM, FM, SSB, Pulsed.

              As Brounley has always operated as a profitable entity, the Company does not envision any significant change in their day to day operations. Upon acquisition, the Company added a General Manager/Sales Manager and has expanded Brounley's service capabilities. Brounley now operates using a core/non-core client business strategy which is designed to reinforce their strong RF reputation and standing. Further as a result of TTL's resources primarily in areas of precision micro welding, Brounley is now able to expand into related areas without a significant capital outlay.

(3) InterSource Health Care. On November 30, 1998, effective December 18, 1998, the Company acquired InterSource in an exchange of common shares agreement in which the Company issued 1,203,241 unregistered common shares in exchange for 100% of the issued and outstanding common shares of InterSource. The Company agreed to register 225,000 of the 1,203,241 common shares issued in the course of the acquisition. InterSource is a wholly owned subsidiary of Toups Technology

              InterSource is divided into two business activities: medical facility development and; medical equipment sales and services. The medical equipment division provides medical equipment management services and sells equipment to outfit a wide range of health care environments. The medical facility development division provides services to medical developers, physician groups and insurers from feasibility studies to turnkey medical malls.

              InterSource maintains an interactive home page able to conduct secured transactions through the internet. InterSource further maintains a marketing staff which management foresee can significantly enhance the Company's overall sales and marketing program.

(4)      AMW  Manufacturing/Metal  Fabricators.  On April 29, 1998,  the Company
         acquired A. M. W. Metal Fabricators, Corporation in an exchange of common shares agreement in which the Company issued 500,000 unregistered common shares in exchange for 100% of the issued and outstanding common shares of AMW. AMW is a wholly owned subsidiary of Toups Technology.

              AMW brought in-house a highly specialized manufacturing capability and also allowed TTL to offer products and services in the marketplace of industrial/specialized welding and metal fabrication. The combination of AMW's equipment and expertise, combined with TTL's state-of-the-art facilities, engineers and draftsmen, equipment and operational experiences, allowed the Company to offer services such as:

              Custom Metal Fabricator - TTL's AMW can "build-to-print" products for a wide range of industrial and business needs.

              Machine Shop - AMW's shop is equipped to do prototype, custom work or production work.

              TTL's  AMW  is  manufacturing   the  Company's  BORS  Lift  device
         providing for the lowest production cost combined with the highest level of time and quality control possible.

              The Company has now fully integrated AMW into position to support all of TTL's divisions. AMW will manufacture the BORS Lift up to 100 units per month as well as continue providing conventional metal fabrication and welding services.

 (5) AquaFuel(a) . The Company is the worldwide exclusive licensee for AquaFuel(a). On the 3rd of November, 1997, the Company executed a world-wide exclusive license agreement to design, manufacture and sell or otherwise commercialize technology based on a series of United States patents, patents pending and trademarks, collectively known as "AquaFuel(a)." The patents include (i) US Patent 5,435,274 titled Electric Power Generation Without Harmful Emissions dated July 25, 1995; (ii) US Patent 5,692,459 titled Pollution-Free Vehicle Operation dated December 2, 1997; (iii) US Patent 5,792,325 titled Electric Arc Material Processing System US Patent 5,826,548.

              AquaFuel(a) is a non-fossil combustible gas produced by an electric discharge of carbon arcs within distilled, fresh, salt or other types of water, thus being essentially composed of Hydrogen, Oxygen, Carbon and their compounds. AquaFuel(a) is competitive with respect to Hydrogen for cost, easiness and rapidity of production and energy content. AquaFuel(a) is manufactured using off-the-shelf equipment and requires no fossil fuel in any form. The materials used in the AquaFuel(a) manufacturing process include water, carbon and an electric arc.

              The Company has completed its first two scientific certification reports relating to AquaFuel(a). The certifications embody scientific measurements, observations and narrative compiled from a worldwide body of scientists, engineers, universities, laboratories and governmental agencies relating to the characteristics of AquaFuel(a). The conclusions of the research team leader Dr. Rugero Maria Santilli state:

         1 AquaFuel(a) is cost competitive, has dramatically less pollutant in the combustion exhaust, and can be more easily and safely produced and stored anywhere desired than any other combustible gas, even neglecting its free production as a by product of sewage recycling;

         2 In view of the above characteristics, AquaFuel is one of the best, if not the best fuel available at this writing for automotive and other uses on a world-wide basis, with particular reference to consumer, but also for municipal industrial and military applications.

         3 The AquaFuel process provides a basically novel method for recycling liquid waste which produces AquaFuel as a usable gas, water usable for irrigation and solids usable for fertilization;

         4 AquaFuel is an excellent gas for the production of electricity, particularly in the free form obtained from the recycling of liquid waste from cities and municipalities;

         5 Systematic scientific experimentation and theoretical studies have identified a number of anomalies in AquaFuel which are applicable to all other gases, thus permitting a new gas technology with implications and applications to the entire gas industry and consequentially vast, additional economic horizons.

              Commercial Unit. The Company is engaged in the construction of the first commercial-sized AquaFuel(a) production unit. Delivery of the unit is scheduled for April, 1999. The device being constructed has been designed as a continuous run system in a hi-duty cycle mode. This AquaFuel(a) commercial apparatus makes use of off-the-shelf proven electric arc technology with a pressurized gas production system utilizing an eight-foot crucible with a gas hood and collection equipment. The 3-phase-AC system will utilize 480V input voltage with an electrical load of 135KVA. A 12-inch graphite common electrode mantle with three 4" movable electrodes where movement will be driven hydraulically and controlled by a programmable logic controller with optimized parameters.

              A primary consideration in making AquaFuel(a) commercially available is to develop sophisticated production equipment able to generate AquaFuel(a) at prices competitive with fossil fuels. The AquaFuel(a) production apparatus being constructed is estimated to produce  in  excess  of  4,000  cubic  feet  of  fuel  per  hour.  More importantly, the electric arc technology allows for a dramatic reduction in the use of carbon which, together with water, comprise the main ingredients in the production of AquaFuel(a).

              Dominican Republic-based Electric Utility Joint Venture. On December 16, 1998, the Company entered into a joint venture with Dominican Republic-based Compania de Luz y Fuerza de las Terrenas to construct and operate an AquaFuel(a) facility to provide fuel for the production of electricity. Luz y Fuerza, headquartered in Santo Domingo, Dominican Republic, is a consortium of entities organized to privatize the delivery of electric power through the Dominican Republic. It is the country's only non-government electric utility, operating several power generation facilities. The Luz y Fuerza transmission lines provide electricity to four major urban areas.

              The TTL-Luz y Fuerza joint-venture estimates a 15-month schedule from feasibility study through fully operational output required to reach the AquaFuel production rate necessary to fulfill the agreement. The first significant equipment is scheduled to arrive in May, 1999 which will be able to generate AquaFuel at the minimum rate of 4,000 cubic-feet per hour (see above discussion relating to the Commercial
         Unit). At full capacity, the TTL-Luz y Fuerza estimates AquaFuel production and sale in excess of $70,000,000 per year for a period of twenty-years. As a viable alternative to fossil fuels, AquaFuel may also be sold in the Dominican Republic for other commercial applications including as a fuel for the operation of motor vehicles and as a replacement for acetylene and for cooking fuels.

(6) Electro-magnetic Tire Recycling Process ("ETR Process") The Company is the worldwide exclusive licensee for the ETR technology. On April 20, 1998, the Company acquired the worldwide exclusive license rights for the life of ETR patents pending. The Company has made its patent counsel available to the inventor in finalizing application. The patent counsel had advised the Company that the ETR patent has a minimum of three valid claims.

              The ETR Process was developed to recover the oil, steel and carbon black that were utilized in the manufacture of tires. The process is self-contained, using scrap tires as the feed-source, fed in through the ETR equipment as a means to reduce the tires to their basic elements. As a percent of weight, the by-products of each tire are 10% steel; 25% fuel gas; 25% petro-chemicals, and; 40% carbon black. The ETR technology reclaims these products which are then offered for sale.

              The ETR technology differentiates from competition because there are no emissions and, therefore, no residue from combustion. The ETR technology is further differentiated from competition in its modular design which allows for a tire "plant" to be a single unit up through a full-scale, multi-unit plant.

              Commercial   Scale-Up.   The   Company  is  now   engaged  in  the
         construction of a 100-tire per hour module. The remainder of the components necessary for each ETR plant are standard, off-the-shelf equipment such as a shredder, gas and oil collection systems and storage tanks. TTL intends to commercialize its ETR technology through joint ventures, strategic alliances, and the direct sale of products and services.

(7) Precision Micro-Welding. TTL's Precision Micro-Welding division is the result of equipment acquired by the Company such as a $1,200,000 Electron Beam Welder and the operational expertise of AMW Manufacturing. TTL's Precision Micro-Welding equipment and expertise supports the tool and die, plastic injection molding and other industries with welding requiring filler wire sizes from .005 to .020 inch in diameter.

              The Company's Precision Micro-Welding division offers four specialty welding processes including Electron Beam, Laser, Plasma and Inert Gas Welding equipment TTL's Precision Micro-Welding division is one of the few Florida-based entities able to support assemblies that require detailed welding to specific tolerances, such as the electronic, medical, defense, aircraft and research and development industries.

              The Company's Precision Micro-Welding division provides an in-house advantage to both Brounley in complimenting their RF product line and InterSource through providing advanced resources to their used medical equipment rehab requirements.

(8) Tunnel Bat(a) On July 1, 1998, the Company entered a worldwide exclusive license agreement with inventor Dave Richardson for the commercialization of the Tunnel Bat technology. The Company intends to apply for Tunnel Bat patent(s) on behalf of Mr. Richardson. The exclusive  ownership  of all  such  patents  shall  be  100%  with  Mr.
         Richardson and none with TTL. The Company will continue to commercialize the Tunnel Bat technology by virtue of its exclusive worldwide license.

              The Tunnel Bat technology refers to a vehicle specifically designed to mobilize the removal of silt, debris, vegetation, soil, rock, and other types of blockage from inside a box culvert. Box culverts relate to sewer or drain running under a road or embankment. Invented by Dave Richardson in 1994, the Tunnel Bat vehicle represents a tested solution to the growing problem of removing blockage from box culverts.

              Prior to the invention of the Tunnel Bat, box culverts were manually cleaned by crawling into the box culvert with a small wagon and shovel, filling the wagon with blockage, crawling back out to empty the wagon and then repeating the process until the box culvert was cleaned. In addition to being a slow and difficult manual process, many box culverts are found to have snakes and other creatures living among the blockage material, making it possibly unsafe for personnel.

              The Tunnel Bat equipment is able to turn a slow, unpleasant job into a reliable, thorough professional approach to desilting box culverts. The equipment is fully mobilized, allowing for the maximum removal of blockage while providing a safe working environment. Toups Technology is unaware of any other product on the market that is designed to address the thousands of box culverts throughout the United States.

              Mr. Dave Richardson has been engaged by the Company as Tunnel Bat technology advisor. The Company intends to offer the Tunnel Bat vehicle directly as a service and to market the vehicles throughout the United States. The Company is currently finalizing component design drawings and field-testing a proto-type unit.

(9)      Southwest Generators.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

     Results of Operations for the Nine Months Ended September 30, 1998

     Three Months Ended September 30, 1998, Compared to Three Months Ended September 30, 1997

     For the three months ended September 30, 1998, the Company reported revenues from operations of $811,822, a 332% increase over 1997 third quarter revenues of $187,950. Third quarter revenues for both periods include revenues generated by the Company's wholly-owned subsidiaries Advanced Micro Welding, Inc. ("AMW") and Brounley Associates, Inc. ("Brounley").

     TTL acquired AMW on April 29, 1998 in a business combination accounted for as a pooling of interest. AMW now operates as TTL Manufacturing and generates revenues through its micro welding and custom metal fabrication activities, as well as its primary activity of manufacturing the Company's BORS Lift. The BORS Lift is an oil and gas industry device that replaces the traditional stripper well with a mechanical apparatus including a programmable logic controller that increases production and decreases operating costs.

     TTL acquired Brounley on September 30, 1998 in a business combination accounted for as a pooling of interest. Brounley is engaged in the design, manufacture and sale of radio frequency (RF) generators.

     Nine Months Ended September 30, 1998, Compared to Nine Months Ended September 30, 1997

     For the nine months ended September 30, 1998, the Company's selling and administrative expenses of $504,894 were comprised of salaries, consulting fees, and other operating costs in the third quarter of 1998, up from $61,647 during the third quarter of 1997. This 719% increase in operating expenses was primarily the result of increased personnel expenses incurred by the Company in building its infrastructure, assembling a team of engineers, scientists and other professionals, and preparing its technologies for market applications. During the third quarter of 1998, the Company completed its second round of independent testing for AquaFuel market applications and scalability results, completed field tests of BORS Lifts and began full-scale production, developed applications for its Smokeless Scrap-Tire Process technology, completed design for and began production of Tunnel-Bat units, completed the acquisition of Brounley and entered discussions with potential acquisition candidates, as well as candidates for technology licenses that fit with the Company's business plan.

     As a result of these activities, the Company had a 1998 third quarter operating loss of $206,757, a decrease from an operating loss of $15,338 for the same period of 1997. For the month of September, 1998, however the Company showed its first profitable month of operations with a profit of $63,812.

     Interest income during the third quarter period was generated from excess cash balances resulting from the Company's private common stock offering during 1998.

     There are no provisions, which allow for a change in control of the issuer beyond the annual election of Directors. The Company is unaware of any voting trusts or similar agreements among its Shareholders.


Liquidity and Capital Resources

     Net cash used by operating activities of ($1,310,915) related primarily to the Company's $762,450 operating loss and $500,458 increase in accounts receivable. The Company, however, had a net working capital surplus of $883,625, an increase of $491,897 from December 31, 1997. The increase in working capital was principally the result of an increase in financing activities through the issuance of $1.9 million in common stock through a private equity offering.

     As of September 30,1998 the Company had $4,600 drawn on a $125,000 bank line of credit for Brounley. The Company has no other bank financing or other debt obligations outstanding other than trade payables, accrued expenses, and capitalized lease obligations due from the normal course of business.

     Through the acquisition of AMW and Brounley along with the utilization of capital equipment available under its facility lease, the Company has significant production capabilities available without the requirement for large capital expenditures. This equipment remains from the facility's former tenant, Lockheed Martin, and includes computers, milling equipment and lathes, shelving and storage units, electron beam welders, laser welders, and other production machinery. This equipment combined with AMW's and Brounley's resources will allow TTL to fully utilize its development and production capabilities during the fourth quarter of 1998 and into fiscal year 1999.

     The Company believes its existing cash, together with projected cash flows from operations and the availability of future equity offerings, will be sufficient to meet the Company's cash requirements for at least the following twelve months.

DESCRIPTION OF PROPERTY

     The Company's headquarters and manufacturing facility occupies approximately 50,000 (fifty-thousand) square-feet within the 96-acre Pinellas Science Technology and Research Center ("STAR Center") located at 7887 Bryan Dairy Road, Largo, Florida.

     Formerly used by Lockheed Martin Specialty Components, Inc. as a provider for the Department of Energy ("DOE"), the STAR Center has been converted into a technology incubator for engineering firms and specialty manufacturers. The STAR Center is a 739,873 square-foot complex, comprised of 17 separate buildings; a 150,000 square-foot, 16-foot high bay manufacturing area, and approximately 100 separate areas, including laboratories, production space and offices. The STAR Center contains world class analytical laboratory facilities for chemical, metallurgical, ceramic, polymer and environmental analysis ... distributed computer networks throughout the facility and full manufacturing machine shop capability, including several CNC lathes, 4-axis machine centers, automatic CNC screw machines and wire EDM facilities.

     The Company also maintains a 10,000 square-foot facility wherein is housed its AquaFuel(a) division and has an additional 5,000 square-feet which is occupied by Brounley. The Company also maintains an engineering, installation and field service office in Claremore, Oklahoma relating to its BORS device.

     The Company does not invest in real estate or real estate mortgages, nor does the Company invest in the securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Michael Toups, who serves as the Company's Chief Financial Officer and as a Director, is the son of the Company's President and Chairman of the Board, Leon H. Toups.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Since June 16, 1998, the Company shares have been traded through the over-the-counter market through the NASD OTC Electronic Bulletin Board ("OTCBB") marketplace under the symbol TOUP. Since that date, the Company's shares have traded between $1.37-$3. However, there can be no assurance that the Company's shares will continue to trade within this range given the effect of the shares being registered hereby. Quotations on the OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

     As  of  April  29,  1998,   the  Company  has  been  listed  under  Company
Descriptions in Standard and Poor's Corporation Records, Page 8153. As of December 30, 1998, Company had 225 Shareholders of Record.

     Holders of the Company's Common Stock are entitled to dividends when, as and if declared by the Board of Directors, out of funds legally available therefor. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future.

     The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

     The Company's registrar and transfer agent is Continental Stock Transfer &Trust Company.

EXECUTIVE COMPENSATION

     The following table depicts all-plan and non-plan compensation awarded to, earned by or paid to the named executive officer of the Company for the period indicated:

                                          Annual         Long Term
                                       Compensation     Compensation
        (a)                   (b)      (c)       (d)       (e)
                                                        Restricted
                                                          Stock       Total
Name and Principal                   Salary     Bonus    award(s)  Compensation
Position                    Year      ($)        ($)       ($)         ($)
Leon H. Toups               1998    $63,666       $0       $650      $64,316
President
Chief Executive Officer

Mark Clancy                 1998    $62,997       $0       $650      $63,647
Executive Vice President
Corporate Secretary

Michael P. Toups            1998    $61,958        $0       $650     $62,608
Vice President, Finance
Chief Financial Officer

Jerry Kammerer              1998(f) $48,000        $0         $0      $48,000

(a) All named executive Officers have served in their respective capacities since formation of the Company during July 1997 except Mr. Kammerer who served through August, 1998.
(b) The Company was incorporated during July 1997. The Company activated operations on November 1, 1997 and all three current officers were compensated at the rate of $3,000 per month for the months of November and December, 1997.
(c) Any increase in Officer compensation would be predicated on prevailing industry standards and the existing financial situation of the Company. The Board of Directors may authorize an increase in the compensation of the Company's executive officers without a vote of Shareholders.
(d) The Company did not make any bonus cash payments to its executive officers since inception except a Christmas bonus equal to one weeks salary which was also given to all of the Company's employees. However, the Company may, in the future, develop programs which may include bonus payments.
(e) During the course of 1998, the Company issued 650,000 unregistered common shares to each of its Officers. The Company's three Officers also received TTL unregistered shares as a part of the acquisition of InterSource Health Care.
(f) Mr. Kammerer served as a Director and as the Company's Vice President, Business Development from January through August, 1998.

     The Company does not compensate its Directors for their participation. The Company does not provide for agreements with any of its executive officers. However, the Company may, in the future, need to compete for the services of its executive officers, at which time, the Board of Directors may adopt and require its executive officers to execute employment agreements.

FINANCIAL STATEMENTS

     Beginning on page F-1 are the unaudited financial statements of Toups Technology Licensing, Inc., for the three-month periods ended September 30, 1997 and 1998 (unaudited) and for the nine-month periods ended September 30, 1997 and 1998 (unaudited)

Statement of Operations
Balance Sheet
Statement of Changes in Stockholders' Equity
Statement of Cash Flows
Notes to unaudited Financial Statements

     Beginning on page F-10 is the Auditor's Report and accompanying audited balance sheets of Toups Technology Licensing, Inc. (A Development Stage Company) as of December 31, 1997, and January 31, 1998, and the related statements of operations, stockholders' equity and cash flows for the period from July 28, 1997 (Date of Inception) through December 31, 1997, for the month ended January 31, 1998, and for the period from July 28, 1997 (Date of Inception) through January 31, 1998:

Auditor's Report
Balance Sheets
Statements of Operations
Statement of Stockholders' Equity
Statements of Cash Flows
Notes to Financial Statements

                  Statement of Toups Technology Licensing, Inc.



     Following are Management's unaudited financial statements of Toups Technology Licensing, Inc. including Statements of Operations as of the three-month periods ended September 30, 1997 and 1998 and the nine month periods ended September 1997 and 1998; unaudited Balance Sheets as of September 30, 1998 and December 31, 1997 (Restated); Statements of Stockholders' Equity for the nine-month period ended September 30, 1998 and for the period from July 28, 1997 (Date of Inception) through December 31, 1997, and; Statements of Cash Flows for the nine-month periods ended September 30, 1997 and 1998.

     The Company maintains its financial records and prepared the following financial statements in accordance with Generally Accepted Accounting Principals. Management believes the following financial statements present fairly, in all material respects, the financial position of Toups Technology Licensing, Inc. as of the periods cited above.

January 1, 1999

Toups Technology Licensing, Inc.

                        Toups Technology Licensing, Inc.


                            STATEMENTS OF OPERATIONS
         for the three-month period ended September 30, 1998 (Unaudited)
       and for the three-month period ended September 30, 1997 (Unaudited)


                                 (Unaudited)               (Unaudited)
                                  Three-Month              Three-Month
                                 Period ended             Period  ended
                                 September 30,            September 30
                                     1998                     1997
                                     ----                     ----

Sales                          $    811,822             $     187,950

Cost of Goods Sold                  514,555                    141,641
                              -------------             -------------

Gross Profit                        297,267                    46,309
                              -------------             -------------

Expenses:
Salaries                            195,393                    26,129
Consulting fees                     121,144                         0
Other operating costs               188,357                    35,518
                              -------------             -------------

Total expenses                      504,894                    61,647
                              -------------             -------------

Net Operating Loss                 (207,627)                  (15,338)
                               -------------             -------------

Other Income:
Interest Income                         870                         -
                              -------------             -------------

Net Loss                       $   (206,757)             $    (15,338)
                               =============             =============

Weighted average number of
shares outstanding               13,632,283                  8,881,751

Net loss per share            $    (0.015)                   (0.002)
                              =============             =============




                        See Notes to Financial Statements

                        Toups Technology Licensing, Inc.


                            STATEMENTS OF OPERATIONS
         for the nine-month period ended September 30, 1998 (Unaudited)
       and for the nine-month period ended September 30, 1997 (Unaudited)


                                 (Unaudited)               (Unaudited)
                                  Nine-Month              Nine-Month
                                 Period ended             Period  ended
                                 September 30,            September 30
                                     1998                     1997
                                     ----                     ----

Sales                          $  1,700,984             $     898,803

Cost of Goods Sold                1,052,725                   556,325
                              -------------             -------------

Gross Profit                        648,259                   342,478
                              -------------             -------------

Expenses:
Salaries                            516,235                   110,115
Consulting fees                     276,166                         0
Other operating costs               622,115                   158,431
                              -------------             -------------

Total expenses                    1,414,516                   268,546
                              -------------             -------------

Net Operating Loss                 (766,257)                   73,933
                               -------------             -------------

Other Income:
Interest Income                       3,807                         0
                              -------------             -------------

Net Loss                       $   (762,450)             $      73,933
                               =============             =============

Weighted average number of
shares outstanding               13,632,283                  8,881,751

Net loss per share            $     (0.056)                      0.008
                              =============             =============




                        See Notes to Financial Statements

                        Toups Technology Licensing, Inc.

                                 BALANCE SHEETS
           September 30, 1998 (Unaudited) and December 31, 1997 (Restated)

                                                                 (Unaudited)
                                        Unaudited             Restated (Note 5)
                                       September 30,             December 31
                                          1998                      1997
                                          ----                      ----

Assets:
Cash                                 $     188,120           $     104,580
Accounts Receivable, net of
Allowance for doubtful accounts
Of $5,000                                  588,842                  32,591
Inventory at cost                          342,055                 237,682
Prepaid royalty expenses                   104,000                  11,000
Deferred charges                                 -                   5,875
Property and equipment, net of
Accumulated depreciation of $113,394       291,484                  32,990
Other assets                                29,700                     700
                                     -------------           -------------

Total Assets                          $   1,526,201          $     425,418
                                      =============          =============

Current Liabilities:
Current portion long-term liabilities             0                 19,509
Accounts payable and accrued liabilities    254,251                109,748
Notes payable                                 4,600                      -
Customer deposits                            12,083                 73,540
Capital Lease Obligation                     50,458                      -
Other current liabilities                         0                  5,691

                                      -------------          -------------

Total current liabilities             $     321,392          $     208,488
                                       -------------         -------------

Long-term liabilities,
  less current portion                      120,490                 23,306
                                       ------------          -------------


Total Liabilities                     $     441,882          $     231,794

Stockholders' equity

Common stock                                 16,187                   9,910
Additional paid-in capital                1,871,006                 248,437
Retained Earnings                           (40,423)                (71,137)
Deficit accumulated during
development stage                          (762,450)                   8,414
                                        -------------           -------------

Total stockholders' equity            $    1,084,319            $     193,624
                                      -------------             -------------

Total liabilities and
stockholders' equity                  $    1,526,201             $    425,418
                                      ==============              ============



                        See Notes to Financial Statements

                        Toups Technology Licensing, Inc.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                           For the nine-month period
                      ended September 30, 1998 (Unaudited)
            and for the period from July 28, 1997 (Date of Inception)
                            through December 31, 1997



                                                             Deficit
                                                           Accumulated
                                        Common   Additional   During
                              Number     Stock    Paid-In   Development
                             of shares  (At Par)  Capital      Stage      Total

Issuance of common
stock from inception         8,250,000     $8,250    $-        $-        $8,250

Stock Issued for:
Services                       100,000        100     -         -           100
Cash                           160,000        160   99,840      -       100,000
Rent                           120,000        120     -         -           129

Deficit accumulated during
development stage through
December 31, 1997                -             -      -     (40,413)   (40,413)
                             ----------   -------  --------  --------  --------

Balance,
December 31, 1997             8,630,000     8,630    99,840  (40,413)    68,057

Stocks issued for:
Cash                          2,237,070     2,237 1,561,082      -    1,563,319
Services                      3,920,263     3,920         -      -        3,920
Acquisition of Brounley-Note5   900,000       900   160,490             161,390
Acquisition of AMW
(Note 5)                        500,000       500    49,593      -       50,093

Deficit accumulated during
development stage-
January 1, 1998 through
September 30, 1998                  -           -       -  (762,450)  (762,450)
                                    -           -       -  ---------  ---------

Balance
September 30, 1998           16,187,333    16,187 1,871,005 (802,873) 1,084,319
                             ==========    ====== ========= ========= =========


                        See Notes to Financial Statements

                        Toups Technology Licensing, Inc.

                            STATEMENTS OF CASH FLOWS
       for the nine-month period ended September 30, 1998 (Unaudited) and for the nine-month period ended September 30, 1997 (Unaudited)


                                                     (Unaudited)    (Unaudited)
                                                       Six-month     Six-month
                                                     Period ended  Period ended
                                                     September 30, September 30
                                                          1998           1997
                                                          ----           ----


Cash flows from operating activities:
Net loss                                                $(762,450)   $(44,854)

Add (deduct) items not affecting cash:
Depreciation                                               47,138            0
Amortization                                                  998            0
Cash provided (used) due to changes in
 assets and liabilities
   (increase) in inventory                                (86,373)           0
   (Increase) decrease in accounts receivable            (500,458)      (6,855)
   (Increase) in prepaid royalty expense                  (93,000)           0
   (Increase) decrease in deferred charges                  5,875            0
   Increase (decrease) accounts payable
    and accrued liabilities                               138,812       18,712
   Increase (decrease) in deposits                        (61,457)           0
                                                   ---------------  ----------
Net cash used by operating activities                  (1,310,915)    (32,997)
                                                   ---------------  ----------

Cash flows from investing activities:
Acquisition of equipment                                 (117,889)           0
                                                   ---------------   ---------
Net cash used by investing activities                    (117,889)           0
                                                   --------------- -----------

Cash flows from financing activities:
Proceeds from sale of capital stock                     1,566,907            0
Proceeds from line of credit                                4,600            0
Payment of long term debt                                 (42,815)           0
Principal payments on
 capital lease obligations                                (16,348)           0
                                                   ---------------   ---------
Net cash provided by financing activities               1,512,344            0
                                                    -------------   ----------
Net increase in cash                                       83,540     (32,997)
                                                   --------------   ----------
Cash, beginning of period                                 104,580       30,674
                                                  ---------------   ----------
Cash, end of period                                      $188,120      $(2,323)
                                                  ===============   ==========

Supplemental Cash Flows Disclosures
Noncash items
Equipment acquired under capital lease                   $113,520     $ 77,933
                                                  ===============   ==========
Common stock issued for consulting
services                                                   $3,920          $ 0
                                                     ============   ==========

                       See Notes to Financial Statements

                    TOUPS TECHNOLOGY LICENSING, INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS
                         September 30, 1998 (Unaudited)
                        and December 31, 1997 (Restated)


 1.   Summary of Significant Accounting Policies

Company - Toups Technology Licensing, Incorporated (Company), a Florida Corporation, was formed on July 28, 1997, and activated its startup operations on November 1, 1997 to facilitate market applications through the licensing of late-stage technologies primarily in the energy, environmental and natural resources market segments. The Company selects proprietary products or devices within market segments which management perceives are not subject to rapid change and can be delivered to the marketplace within a three to six month period. The Company has made strategic acquisitions that compliment its proprietary products and devices and furthers its business purposes.
(See Note 5)

Receivables - The Company's trade receivables include amounts due from business throughout the United States. Management believes receivables are stated at their net realizable values.

Inventories - Inventories consist of work-in-process and parts held for manufacturing and are valued at cost using the first-in, first-out method.

Property and Equipment - Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over their estimated useful lives. At September 30, 1998, property and equipment consisted of machinery and equipment.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes - Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Restricted Common Stock - Restricted common stock is subject to the resale provisions of SEC Rule 144. Restricted stock is recorded at par value ($.001) per share.

         Basis of Presentation - Nine Months Ended September 30, 1998 -The unaudited interim financial statements for the nine months ended September 30, 1998 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) and disclosures which are necessary for a fair presentation. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results of the full year.

 2.   Capital Stock

         Common - The Company is authorized to issue 20 million shares of common stock with a par value of $0.001 (one, one-thousandth dollar) per share. As of September 30, 1998, there were 16,187,333 shares issued and outstanding. Of the 16,187,333 shares issued and outstanding, at September 30, 1998, 14,579,115 shares are restricted as to the sale to other parties and 1,608,218 are unrestricted. Each share of common stock has one vote on all matters acted upon by the shareholders.

         Preferred - The Company is authorized to issue 10 million shares of preferred stock having a par value of $1 per share. There were no preferred shares issued or outstanding at September 30, 1998.

3.   Licensing Agreement Commitments

         The Company entered into two licensing agreements, one for AquaFuel and one for Balanced Piston Values, in November, 1997, whereby, the Company has exclusive rights to make, use, lease, market and sell these product lines. In January, 1998, the Company executed a licensing and manufacturing agreement for Balanced Oil Recovery System (BORS) Lifts with a third licensee. In June, 1998, the Company executed a licensing agreement for Smokeless Scrap Tire Process and in July, 1998 the Company executed a licensing agreement for Tunnel Bat; both agreements are for the exclusive rights to make, use, lease, market and sell this product line. In exchange for these rights, under the four agreements, the Company has committed to pay the Licensee a 6% royalty as computed by those agreements. The Company agreed to pay a minimum of $176,000 of royalties in 1998, of which $104,000 has been paid as of September 30, 1998. The remaining royalty payments for the initial licensing term will be paid as follows:

                           Year Ending:
                           1998                    $     72,000
                           1999                          96,000
                           2000                          96,000
                                                    $   264,000

         The Company can offset these advanced payments against the royalties earned in 1998 through the year 2000. In addition to the above, if the Company exercised its option to renew the licenses it will have future minimum royalties as follows:

                           Year Ending
                           2001          $   200,000
                           2002          $   250,000
                           2003          $   300,000
                           2004          $   400,000

4. Acquisition of Advanced Micro Welding and Brounley Associates, Inc.

         On April 29, 1998, Toups Technology Licensing, Incorporated (TTL) acquired Advanced Micro Welding, Inc. (AMW) in a business combination accounted for as a pooling of interests. AMW, a company specializing in micro welding and custom metal fabrication, became a wholly owned subsidiary of TTL through the exchange of 500,000 shares of restricted common stock of TTL's common stock for all the outstanding stock of AMW. The statement of stockholders' equity reflects a restatement of $49,593 to additional paid in capital as a result of the acquisition. The restatement includes $9,500 and $40,093 respectfully, for the disposition of AMW stock and adjustment of retained earnings for the pooling.

         On September 30, 1998, Toups Technology Licensing, Incorporated (TTL) acquired Brounley Associates, Inc. (Brounley) in a business combination accounted for as a pooling of interests. Brounley, a company specializing in the design, manufacturing and sale of radio frequency (RF) generators, became a wholly owned subsidiary of TTL through the exchange of 900,000 shares of restricted common stock of TTL's common stock for all the outstanding stock of Brounley. The statement of stockholders' equity reflects a restatement of $160,490 to additional paid in capital as a result of the acquisition. The restatement includes $54,982 and $105,508 respectfully, for the disposition of Brounley stock and adjustment of retained earnings for the pooling.

         The restated Balance Sheet as of December 31, 1997 reflects the acquisition of Brounley and AMW. The restated financial statements are based on the historical financial statements of TTL, Brounley and AMW accounting for the combination as a pooling of interest. All three companies were audited independently on December 31, 1997. The restated balance sheet as of December 31, 1997, reflects the unaudited combination of these numbers.

         The restated financial statements have been prepared based upon the historical financial statements of TTL, Brounley and AMW. These restated financial statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.

5.    Income Taxes

         A deferred tax asset stemming from the Company's net operating loss carryforward has been reduced by a valuation account to zero due to uncertainties regarding the utilization of the deferred asset. The deferred tax asset and the corresponding valuation allowance were approximately $64,000 as of September 30, 1998.

 6.   Capital Lease

         The Company has four capital equipment leases totaling $202,639 for equipment and machinery. Amortization of these capital leases included in depreciation expense amounted to $20,517 for the nine months ended September 30, 1998. Accumulated amortization amounted to $33,867 as of September 30, 1998 and includes accumulated depreciation. The future minimum lease payments under capital lease and net present value of the future minimum lease payments at September 30, 1998, are as follows:

         Total minimum lease payments                         $    216,600
         Amount representing interest                           (  45,652)
         Present value of net minimum lease payments          $    170,948

     Future minimum lease payments under capital leases as of September 30, 1998 are as follows:

                           1998     $     12,614
                           1999           50,458
                           2000           50,458
                           2001          103,070
                           2002           44,125
                           After          12,483
                                     $   216,600

 7.   Subsequent Events

     A. Subsequent to September 30, 1998, the Company sold 1,760,000 shares of its restricted Common Shares to accredited investors for an aggregate of $1,360,000.

ITEM 2 -  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

                    TOUPS TECHNOLOGY LICENSING, INCORPORATED

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OFINANCIAL
                      CONDITIONS AND RESULTS OF OPERATIONS

                 Results of Operations for the Nine Months Ended
                               September 30, 1998

Overview:

Toups Technology Licensing, Incorporated ("TTL" or "The Company") licenses and facilitates the market applications of late-stage technologies in the energy, environmental, and natural resources market segments. The Company selects proprietary products or processes in market segments management perceives are not subject to rapid change and which can be delivered to the marketplace within a three to six month period.

     The Company intends to pursue its business purpose through acquisition of existing companies; joint-ventures; strategic alliances; sub-licenses; providing services; and through the manufacture and sale of products. As of September 30, 1998, the Company has five technologies under license and has made two acquisitions.

Summary of Technologies

     AquaFuel(a) is a non-fossil, combustible gas which is produced by an electric discharge of carbon arcs within distilled, fresh, salt or other types of water, thus being essentially composed of Hydrogen, Oxygen, Carbon and their compounds. In the opinion of management, the AquaFuel technology affords a number of prospective applications including: (1) a clean synthetic gas that emits no harmful emissions; (2) feedstock for chemical extraction that would allow the production of pure hydrogen and/or carbon dioxide; (3) desalination of salt water (by product of creating gas); (4) organic or farm-animal waste disposal; (5) industrial waste disposal; co-generation of electricity and; (6) fuel for internal combustion engines.

     Balanced Oil Recover System (BORS) Lift is designed to replace traditional oil patch pump jacks. The BORS Lift is a device developed in response to the current high cost/low production of stripper wells (oil wells that produce 10 barrels or less per day) which contributed to a flat-lining of the annual domestic oil production. The unit is comprised of hardware that is both positioned above ground and downhole as well as a programmable logic controller.

     Smokeless, Scrap Tire Processing Technology (SSTP(a)) equipment reclaims the original oil, steel and carbon black elements that went into making tires. The entire tire recycling process is a closed system. The SSTP(a) differentiates from competition because there are no emissions and therefore, no residue from combustion. The SSTP(a) is further differentiated from competition in its modular design which allow for a tire "plant" to be a single unit estimated to cost under $20,000 up through a full-scale, multi-unit plant. The SSTP(a) devise was developed to meet the need for an economically viable method for the permanent disposal of tires.

     Tunnel Bat Technology represents a mobilized solution to desilting and otherwise cleaning box culverts. Prior to the invention of the Tunnel bat, box culverts were manually cleaned by crawling into the box culvert with a small red wagon and shovel, filling the wagon with blockage, crawling back out to empty the wagon and then repeating the process until the box culvert was cleaned. In addition to being a slow, difficult manual process, many box culverts are found to have snakes and other creatures living among the blockage material, making it possibly unsafe for personnel. The Tunnel Bat equipment is able to turn a slow, unpleasant job into a reliable, thorough professional approach to desilting box culverts. The equipment is fully mobilized allowing for the maximum removal of blockage while providing a safe working environment.

Summary of Acquisitions

     Brounley Engineering & Associates ("Brounley") was formed to engage in the design and manufacture of RF (radio frequency) and related circuits, particularly in the field of solid state power generation. Brounley's integrated and modular design concepts competitively differentiate their product line of high powered RF generators in small packages. In 1993, Brounley added production facilities to build a new line of generators for Lasers and for the Plasma Etching & Sputtering industry. In addition to Integrated RF Generators, Brounley offers clients a full range of services from an original design to a final product, including: Transmitters: AM, FM, SSB, Switching, Pulsed; Filters; Switching Regulators, Modulators, Power Factor Correction; VSWR Characterization of Power Amplifiers and Protection; TTL Logic Control Circuits; Crystal, LC Oscillators and VCO's; Frequency Multipliers; Receiver Designs: HF, VHF, UHF, AM, FM, SSB, Pulsed.

     Brounley's unaudited financial statements for the period January 1, - August 31, 1998 reflect revenues of $816,000 and net before tax income of $154,900.

     Advanced Micro Welding (AMW). On April 29, 1998, TTL acquired seven-year-old AMW and relocated AMW within TTL's 35,000 square-foot facilities in Largo, Florida. AMW brings in-house both a highly specialized manufacturing capability and also allows TTL to offer products and services in the marketplace of industrial/specialized welding and metal fabrication. The combination of AMW's equipment and expertise, combined with TTL's state-of-the-art facilities, engineers and draftsmen, equipment and operational experiences, result in an extensive range of services including:

     Custom Metal Fabricator - TTL's AMW can "build-to-print" products for a wide range of industrial and business needs. Machine Shop - AMW's shop is equipped to do prototype, custom work or production work. Precision micro welding - AMW's equipment and expertise also supports the tool and die, plastic injection molding and other industries with welding requiring filler wire sizes from .005 to .020 inch in diameter. Laser and Electron Beam Welders - AMW is one of the few Florida-based companies able to support assemblies that require detailed welding to specific tolerances, such as the electronic, medical, defense, aircraft and research and development industries.

Results of Operations

     Three Months Ended September 30, 1998, Compared to Three Months Ended September 30, 1997

For the three months ended September 30, 1998, the Company reported revenues from operations of $811,822, a 332% increase over 1997 third quarter revenues of $187,950. Third quarter revenues for both periods include revenues generated by the Company's wholly-owned subsidiaries Advanced Micro Welding, Inc. ("AMW") and Brounley Associates, Inc. ("Brounley").

TTL acquired AMW on April 29, 1998 in a business combination accounted for as a pooling of interest. AMW now operates as TTL Manufacturing and generates revenues through its micro welding and custom metal fabrication activities, as well as its primary activity of manufacturing the Company's BORS Lift. The BORS Lift is an oil and gas industry device that replaces the traditional stripper well with a mechanical apparatus including a programmable logic controller that increases production and decreases operating costs.

TTL acquired Brounley on September 30, 1998 in a business combination accounted for as a pooling of interest. Brounley is engaged in the design, manufacture and sale of radio frequency (RF) generators to the laser industry. Brounley gives TTL additional production capacity and engineering expertise in the expanding market segment of power generation

Cost of goods sold in the third quarter of 1998 was $514,555 or 63% of revenues, which was down from 75% of revenues for the third quarter of 1997. The decrease in cost of goods sold as a percentage of revenues in 1998 was the result of larger, more efficient production runs for Brounley and TTL Manufacturing.

The Company's selling and administrative expenses of $504,894 were comprised of salaries, consulting fees, and other operating costs in the third quarter of 1998, up from $61,647 during the third quarter of 1997. This 719% increase in operating expenses was primarily the result of increased personnel expenses incurred by the Company in building its infrastructure, assembling a team of engineers, scientists and other professionals, and preparing its technologies for market applications. During the third quarter of 1998, the Company completed its second round of independent testing for AquaFuel market applications and scalability results, completed field tests of BORS Lifts and began full-scale production, developed applications for its Smokeless Scrap-Tire Process technology, completed design for and began production of Tunnel-Bat units, completed the acquisition of Brounley and entered discussions with potential acquisition candidates, as well as candidates for technology licenses that fit with the Company's business plan.

As a result of these activities, the Company had a 1998 third quarter operating loss of $206,757, an increase from an operating loss of $15,338 for the same period of 1997. For the month of September, 1998, however the Company showed its first profitable month of operations with a profit of $63,812.

Interest income during the third quarter period was generated from excess cash balances resulting from the Company's private common stock offering during 1998.

As of September 31, 1998, the Company has two Letters of Intent for open purchase orders for 630 BORS Lifts with a minimum purchase of 250 units in 1998, 200 during 1999, and 180 during 2000. The BORS Lift end-user price is $15,000 per unit. The Company has built its monthly production capacity to 100 units in-house and has the ability to further increase production through additional manufacturing shifts and vendor outsourcing.

The Company has entered into Letters of Intent or is negotiating for licensing fee arrangements for its other technologies including AquaFuel, SSTP, and Tunnel-Bats. The Company expects to generate revenues from these activities in the fourth quarter of 1998.

     Nine Months Ended September 30, 1998, Compared to Nine Months Ended September 30, 1997

For the nine months ended September 30, 1998, the Company reported revenues from operations of $1,700,984, a 90% increase over 1997 nine month revenues of $898,803. Revenues for both nine month periods were primarily generated by the Company's wholly-owned subsidiaries.

     Cost of goods sold for the first nine months of 1998 was $1,052,725 or 62% of revenues, which compared to the same percentage of revenues for the third quarter of 1997.

Company's selling and administrative expenses of $1,414,516 were compromised of salaries, consulting fees and other operating costs in the third quarter of 1998, up from $268,546 during the third quarter of 1997. This 427% increase in operating expenses was primarily the result of increased personnel expenses incurred by the Company in building its infrastructure, assembling a team of engineers, scientists, and other professionals, and preparing its technologies for market applications. Selling and administration expenses for the 1997 period relate only to AMW and Brounley. TTL had no operations for the first nine months of 1997.

As a result of these activities, the Company had a 1998 nine month operating loss of $762,450, an increase from an operating profit of $73,933 for the same period of 1997. For the month of September, 1998, however the Company showed its first profitable month of operations with a profit of $63,812.

Interest income during the nine month period was generated from excess cash balances resulting from the Company's private common stock offering in 1998.

Liquidity and Capital Resources

Net cash used by operating activities of ($1,310,915) related primarily to the Company's $762,450 operating loss and $500,458 increase in accounts receivable. The Company, however, had a net working capital surplus of $883,625, an increase of $491,897 from December 31, 1997. The increase in working capital was principally the result of an increase in financing activities through the issuance of $1.9 million in common stock through a private equity offering.

As of September 30,1998 the Company had $4,600 drawn on a $125,000 bank line of credit for Brounley. The Company has no other bank financing or other debt obligations outstanding other than trade payables, accrued expenses, and capitalized lease obligations due from the normal course of business.

Through the acquisition of AMW and Brounley along with the utilization of capital equipment available under its facility lease, the Company has significant production capabilities available without the requirement for large capital expenditures. This equipment remains from the facility's former tenant, Lockheed Martin, and includes computers, milling equipment and lathes, shelving and storage units, electron beam welders, laser welders, and other production machinery. This equipment combined with AMW's and Brounley's resources will allow TTL to fully utilize its development and production capabilities during the fourth quarter of 1998 and into fiscal year 1999.

The Company has also completed a second private equity offering. The proceeds of the sale of this equity offering will be available for future acquisitions, working capital, and general corporate purposes.

The Company believes its existing cash, together with projected cash flows from operations and the availability of future equity offerings, will be sufficient to meet the Company's cash requirements in 1998.

                          lNDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Toups Technology Licensing, lncorporated
(A Development Stage Company)
Largo, Florida

     We have audited the accompanying balance sheets of Toups Technology Licensing, Incorporated (a Development Stage Company) as of December 31, 1997, and January 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the period from July 28, 1997 (Date of Inception) through December 31, 1997, for the month ended January 31, 1998, and for the period from July 28, 1997 (Date of Inception) through January 31, 1998.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Toups Technology Licensing, Incorporated (a Development Stage Company) as of December 31, 1 997, and January 31, 1998, and the results of its operations and its cash flows for the period from July 28, l997 (Date of Inception) through December 31, 1997, for the month ended January 31, 1998, and for the period from July 28, 1997 (Date of Inception) through January 31, 1998.


February 12, 1998 (except for Notes 4 and 7 as to which the date is May 13, 1998

Harper, Van Scoik & Company, L. L. P.
A WORLDWlDE ORGANIZATION OF ACCOUNTlNG FlRMS AND BUSlNESS ADVlSORS Clearwater, Florida

                     Toups Technology Licensing Incorporated
                          (A Development Stage Company)


                                 BALANCE SHEETS
                     December 31, 1997 and January 31, 1998

                                                   December 31  January 31
                                                      1997         1998
                                                   ---------    ---------
Assets:
   Cash ........................................   $  60,421    $ 185,920
   Prepaid royalty expenses ....................      11,000       31,000
   Property and equipment ......................        --          3,433
   Deferred Charges ............................       5,195        8,825
                                                   ---------    ---------

         Total assets ..........................   $  76,616    $ 229,178
                                                   =========    =========

Liabilities:
   Accounts payable and ........................   $   8,559    $   1,694
                                                   ---------    ---------
     accrued liabilities

         Total liabilities .....................       8,559        1,694

Stockholders' equity:
   Common stock ................................       8,630        9,099
   Additional paid-in capital ..................      99,840      284,026
   Deficit accumulated during
     development stage .........................     (40,413)     (65,641)
                                                    ---------    ---------

         Total stockholders' equity ...........       68,057      227,484
                                                    ---------    ---------

Total liabilities and
stockholders' equity .........................     $  76,616    $ 229,178
                                                   =========    =========

                        See Notes to Financial Statements

                    TOUPS TECHNOLOGY LICENSING, INCORPORATED
                          (A Development Stage Company)


                             STATEMENT OF OPERATIONS
                   For the period from July 28, 1997 (Date of
        Inception) through December 31, 1997, for the month ended January
               31, 1998, and the period from July 28, 1997
                  (Date of Inception) through January 31, 1998



                           July 28,      July 28,
                            1997          1997
                          (inception)     Month    (Inception)
                            through       Ended      through
                            December    January 31  January 31,
                             1997         1998         1998
                          ----------   ----------   ----------

Interest Income .......   $      543   $      327   $      870

Expenses:
  Salaries ............       17,902        6,227       24,129
  Consulting fees .....       14,209        6,536       20,745
  Other operating costs        8,845       12,792       21,637
                          ----------   ----------   ----------

Total expenses ........       40,956       25,555       66,511
                          ----------   ----------   ----------

Net loss ..............   $   40,413   $   25,228   $   65,641
                          ==========   ==========   ==========

Weighted average number
  of shares outstanding    8,381,751    8,852,799    8,456,687

Net loss per share ....   $     .005   $     .003   $     .008




                        See Notes to Financial Statements

                    TOUPS TECHNOLOGY LICENSING, INCORPORATED
                          (A Development Stage Company)


                        STATEMENT OF STOCKHOLDERS' EQUITY
                   For the period from July 28, 1997 (Date of
               Inception) through December 31, 1997, for the month
                             ended January 31, 1998,
                        and the period from July 28, 1997
                  (Date of Inception) through January 31, 1998

                                                             Deficit
                                                           Accumulated
                                      Common     Additional   During
                            Number     Stock      Paid-i   Development
                          of Shares  (At Par)     Capital     Stage       Total
Issuance of common
   stock upon inception   8,250,000   $8,250         $-0-      $-0-      $8,250
Stock issued for:
   Services ...........     100,000      100           --       --          100
   Cash ...............     160,000      160       99,840       --      100,000
   Rent ...............     120,000      120           --       --          120
Deficit accumulated
   during development
   stage through
   December 31, 1997 ..        --          --          --   (40,413)    (40,413)
                            -------    ------    --------    -------   ---------
Balance
   December 31, 1997 ..   8,630,000     8,630      99,840   (40,413)     68,057
Stock issued for:
   Cash ...............     278,714       279     184,186         --    184,465
   Services ...........     190,000       190          --         --        190
Deficit accumulated
   during development
   stage January 1,
   1998 through January
   31, 1997 ...........        --          --          --     (25,228)  (25,228)
                           -------     ------     -------     --------   -------
Balance
   January 31, 1998 ...  9,098,714     $9,099   $284,026     $(65,641)  $227,484
                         =========    =======   ========     ========= =========


                        See Notes to Financial Statements

                    TOUPS TECHNOLOGY LICENSING, INCORPORATED
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
                   For the period from July 28, 1997 (Date of
               Inception) through December 31, 1997, for the month
                             ended January 31, 1998,
                        and the period from July 28, 1997
                  (Date of Inception) through January 31, 1998

                                         July 28, 1997           July 28, 1997
                                          (Inception)    Month    (Inception)
                                            through      Ended      through
                                            December   January 31,  January 31,
                                             1997         1998         1998
                                          ---------    ---------    ---------

Cash flows from operating activities:
Net loss .............................   $ (40,413)   $ (25,228)   $ (65,641)
Adjustments to reconcile
 net income to net cash
 provided by operating
 activities:
Capital  stock issued
  for services and  rent .............       8,470          190        8,660
(increase prepaid expenses ...........     (11,000)     (20,000)     (31,000)
Increase in deferred charges .........      (5,195)      (3,630)      (8,825)
Increase (decrease) in
accounts payable .....................       8,559       (6,865)       1,694
                                          --------    ---------    ---------
Net cash used by
   operating activities ..............     (39,579)     (55,533)     (95,112)
   Cash flows from investing activities:
   Acquisition of equipment ..........        --         (3,433)      (3,433)
                                        ---------      ---------    ---------
   Net cash used
   by investing activities ...........        --         (3,433)      (3,433)
                                         ---------     ---------    ---------
   Cash flows from
   financing activities:
   Proceeds from sale of
   capital stock .....................     100,000      184,465      284,465
                                          ---------    ---------    ---------
   Net cash provided by
   financing activities .............      100,000      184,465      284,465
   Cash, beginning of period ........         --         60,421         --
                                         ---------    ---------    ---------
   Cash, end of period ..............    $  60,421    $ 185,920    $ 185,920
                                         =========    =========    =========


                        See Notes to Financial Statements

                    TOUPS TECHNOLOGY LICENSING, lNCORPORATED
                          (A Development Stage Company)

                          NOTES TO FlNANClAL STATEMENT
                     December 31, 1997 and January 31, 1998

1. Summary of Significant Accounting Policies

         Company - Toups Technology Licensing, Incorporated (Company), a Florida Corporation, was formed on July 28, l997, and activated its start-up operations on November 1, 1997, to facilitate market applications through the licensing of late-stage technologies, primarily in the energy, environmental and natural resources market segments. The Company selects proprietary products or devices within market segments which management perceives are not subject to rapid change and can be delivered to the marketplace within a three- to six-month period. The Company is in the development stage of its operations and has not realized any revenues from its product lines (see subsequent event note 7). The Company's intended market will be world-wide.

         Machinery and Equipment - Machinery and equipment are recorded at cost. Depreciation is computed on an accelerated method over seven years.

         Estimates - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Income Taxes - Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Restricted Common Stock - Restricted common stock is subject to the resale provisions of SEC Rule 144. Due to the uncertainty of the future of the Company, restricted stock is recorded at its par value ($.001) per share.

2. Capital Stock

Common

     The Company is authorized to issue 20 million shares of common stock with a par value of $0.001 (one, one-thousandth dollar) per share. As of December 31, l997, and January 31, 1998, there were 8,630,000 and 9,098,714 shares issued and outstanding, respectively. Each share of common stock has one vote on all matters acted upon by the shareholders. Of the 9,098,714 shares issued and outstanding at January 31, 1998, 438,714 shares are unrestricted and 8,660,000 shares are restricted as to the sale to other parties.

Preferred

     The Company is also authorized to issue 10 million shares of preferred stock having a par value of $i per share. There were no preferred shares issued outstanding at either December 31, 1997 or January 31, 1998,

3. Employment Agreements Stock Commitments

     The Company entered into a series of one-year employment contracts. Within those contracts, 85,000 shares of stock were issued to certain employees. These shares have been recorded in the accompanying balance sheet. Additionally, there are incentive clauses in these contracts that allow up to another 270,000 shares of common stock to be issued to employees if certain goals are met. None of these shares are scheduled to be issued to officers, directors, or holders of more than 5% of the outstanding stock. The additional 270,000 shares have not been recorded in the accompanying financial statements.

4, Licensing Agreement Commitments

     The Company entered into two licensing agreements in November 1997, whereby, the Company has the exclusive rights to make, use, lease, market and sell these product lines. In January 1998, the Company executed a five-year manufacturing agreement with a third licensor. In exchange for these rights under the three agreements, the Company has committed to pay the Licensor a 6% royalty, as computed by those agreements. The Company agreed to pay a minimum of $176,000 of royalties in 1998, of which $31,000 has been paid as of January 31, 1998. The remaining royalty payments for the initial licensing term will be paid as follows:

         Year Ending
         1998        $145,000
         1999           96,000
         2000           96,000
                       $337,000

    The Company can offset these advanced payments against the royalties earned in 1998 through the year 2000.

     In addition to the above, if the Company exercised its option to renew the licenses it would have future minimum royalties as follows:

                       Year Ending
                       2001                                  $200,000
                       2002                                  $250,000
                       2003                                  $300,000
                       2004 and every year thereafter        $400,000

5. Non-Cash Disclosures

     The following transactions were excluded from the statement of cash flows because they were not cash transactions.

     At inception, the Company issued 8,250,000 shares to its organizers. These shares of stock were recorded at a total of $8,250.

     In addition to the commitments described in the "licensing agreement commitment" note, the Company issued 165,000 shares of stock to the licensors of the Company's three technologies. These shares of stock were recorded at a total of $115.

     The Company issued 125,000 shares of stock to consultants and employees. These shares were recorded at $125.

     The Company issued 120,000 shares of stock for the use of operating facilities for one year. These shares of stock were recorded at $120.

6. Income Taxes

A  deferred  tax  asset   stemming  from  the   Company's  net  operating   loss
carry-forward has been reduced by a valuation account to zero, due to uncertainties regarding the utilization of the deferred asset. The deferred tax asset and the corresponding valuation allowance were approximately $8,085 as of December 31, 1997.

The net operating loss of $40,423 will expire in 2012.

     Deferred tax asset:
     Net operating loss carryforwards    $8,085
     Less valuation allowance             8,085
                                          -----
     Net deferred taxes                $      -
                                       ========

7. Subsequent Event

     A. Management has a signed purchase order and a $6,000 deposit for the sale of the first Balanced Oil Recovery System Lift Pumps. These pumps are expected to be installed in the second quarter of 1998 at a total sales price of $180,000.

     B. The Company has raised an additional $565,966 in equity from the sale of 849,725 shares of common stock subsequent to January 31, 1998.

     C. The Company entered into a two-year agreement with the Pinellas County Industrial Council for the lease of machinery and equipment with an original cost of $1,700,000 for $1 per year. Additionally, the Company has an option to purchase the equipment at under 10% of the original cost of the equipment at the end of the lease.

     D. The Company received a $50,000 grant from the U. S. Department of Energy and administered by the Technology Deployment Center for the development of one of its technologies.

     E. On April 29, 1998, Toups Technology Licensing Incorporated (TTL) acquired Advanced Micro Welding, Inc. (AMW) in a business combination accounted for as a pooling of interests. AMW, a company specializing in micro-welding and custom metal fabrication, became a wholly-owned subsidiary of TTL, through the exchange of 500,000 shares of restricted common stock of TTL's common stock for all of the outstanding stock of AMW.






               THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

     The Company has never had any disagreement with its accountants.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article III of the Company's by-laws provide for the indemnification of directors, in that Directors of the Company shall not be personally liable for monetary damages to the Company or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as director.

     Article VI of the Company's by-laws provide for the indemnification of officers, directors, employee and agents of the Company. Such indemnification is available to any person who was or is a party to any proceeding (other than an action by, or in the right of, the Company), by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                          Registration fees             $           1,899
                          Transfer agents' fees         $           1,500
                                                                    -----
                          Total                         $           3,399
                                                                    =====

RECENT SALES OF UNREGISTERED SECURITIES

     The Company issued "unregistered" securities to various persons and firms as specified below and all such securities were acquired directly from the Company in transactions not involving any public offering. All such securities may only be resold upon compliance with Rule 144, adopted under the Act of 1933. All securities were sold in reliance upon Section 4(2) of the Securities Act of 1933. All purchasers were either "accredited" or sophisticated. All purchasers executed a Subscription Agreement indicating they have such knowledge and experience in financial and business matters that, either alone or with a purchasers representative, they are capable of evaluating the merits and risks of the investment. All purchasers were provided with access to information about the Company.

     Further, throughout these transactions specified in paragraph one here following, the Company relied on Section 4(2) of the Act of 1933, as amended and all purchasers executed a Subscription Agreement indicating (i) they meet the definition of "Accredited Investor" as that term is specified in Regulation D, Rule 502, and; (ii) they have such knowledge and experience in financial and business matters that either alone or with a purchasers representative, are capable of evaluating the merits and risks of the investment.

     During November and December, 1998, the Company completed an offering consisting of 1,747,500 of its unregistered common shares in the manner and on reliance of the various Sections of the Act of 1933 cited above to 43 accredited investors. The unregistered common shares were offered and sold at the rate of $1.00 per share for an aggregate of $1,747,500 in proceeds to the Company The Company further agreed to conduct a registration of the shares sold in the above described private offering and all persons participating therein are included as a part of the registration to which this Prospectus is intended.

     During November, the Company issued 1,203,241 unregistered common shares in exchange for 100% of the issued and outstanding capital stock of InterSource Health Care, Inc. The Company agreed to registered 225,000 of the 1,203,241 unregistered shares issued in connection with the acquisition of InterSource.

     During November through December, the Company issued 838,000 unregistered common shares to either engage consultants or had fees come due from consultants that had previously been engaged to include Michael McBee 5,000 shares; Mark Trinske 10,000 shares; Steven Ungar 250,834 shares; Mike O'Malley 248,333 shares; Richh Limited Partnership 263,333 shares; Michael Finley 50,000 shares; Eugene Malove 10,000 shares, and; Daniel B. Crossman 500 shares.

     During November and December, 1998, the Company issued 150,500 unregistered shares to employees including David DeCara 90,000; John Rodgers 10,000; Michelle Goldstein 20,000; Ronald Moore 15,000; Rebecca Bonner 3,500; Rick Gabel 6,000, and; Cheryl McDermitt 6,000.

EXHIBITS

Table of Exhibits                                                  Page No.

The following Exhibits are incorporated by reference from previously filed material:

EX-3.(i)          Articles of Incorporation

EX-3.(ii)         By-laws

EX-5.(i)        Opinion re: legality

EX-5.(ii)       Opinion re: legality

EX-10.(i)       BPV License Agreement (BP Valves)

EX-10.(ii)      WAFT License Agreement (AquaFuel)

EX-10.(iii)     BORS Lift Manufacturing License Agreement

EX-10.(iv)      AMW Acquisition Agreement

EX-10((v)       Amended BORS Lift License Agreement

EX-10(vi)       Magnetion(a) License Agreement

EX-10(vii)      Tunnel Bat License Agreement

EX-10(viii)     Exchange of Share Agreement, re:  Brounley Engineering

EX-10(ix)       Exchange of Share Agreement, re:  InterSource Health Care, Inc.

EX-10(x) Joint Venture Agreement by and between Toups Technology and Luz y Fuerza Utility

EX-20           AquaFuel Certification Report

EX-23           Auditor's Consent

UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii)Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                        Toups Technology Licensing, Inc.
                                  (Registrant).
                             ______________________
                                 Leon H. Toups,
                     President and Chief Executive Officer
                            By (Signature and Title)

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



                                S/S LEON H. TOUPS
                                   (Signature)

                      President and Chief Executive Officer
                                     (Title)

(Date):  January  12, 1999